Exhibit 99.1
Humana Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
	(in millions, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$2,571	$1,935
Investment securities	7,267	7,598
Receivables, less allowance for doubtful accounts of $101 in 2015 and $98 in 2014	1,161	1,053
Other current assets	4,712	4,007
Assets held-for-sale	—	943
Total current assets	15,711	15,536
Property and equipment, net	1,384	1,228
Long-term investment securities	1,843	1,949
Goodwill	3,265	3,231
Other long-term assets	2,502	1,583
Total assets	$24,705	$23,527
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Benefits payable	$4,976	$4,475
Trade accounts payable and accrued expenses	2,212	2,095
Book overdraft	301	334
Unearned revenues	364	361
Short-term borrowings	299	—
Liabilities held-for-sale	—	206
Total current liabilities	8,152	7,471
Long-term debt	3,821	3,825
Future policy benefits payable	2,151	2,349
Other long-term liabilities	235	236
Total liabilities	14,359	13,881
Commitments and contingencies (Note 16)
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,372,059 shares issued at December 31, 2015 and 197,951,551 shares issued at December 31, 2014	33	33
Capital in excess of par value	2,530	2,330
Retained earnings	11,017	9,916
Accumulated other comprehensive income	58	223
Treasury stock, at cost, 50,084,043 shares at December 31, 2015 and 48,347,541 shares at December 31, 2014	(3,292)	(2,856)
Total stockholders’ equity	10,346	9,646
Total liabilities and stockholders’ equity	$24,705	$23,527
The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.
CONSOLIDATED STATEMENTS OF INCOME

	For the year ended December 31,
	2015	2014	2013
	(in millions, except per share results)
Revenues:
Premiums	$52,409	$45,959	$38,829
Services	1,406	2,164	2,109
Investment income	474	377	375
Total revenues	54,289	48,500	41,313
Operating expenses:
Benefits	44,269	38,166	32,564
Operating costs	7,318	7,639	6,355
Depreciation and amortization	355	333	333
Total operating expenses	51,942	46,138	39,252
Income from operations	2,347	2,362	2,061
Gain on sale of business	270	—	—
Interest expense	186	192	140
Income before income taxes	2,431	2,170	1,921
Provision for income taxes	1,155	1,023	690
Net income	$1,276	$1,147	$1,231
Basic earnings per common share	$8.54	$7.44	$7.81
Diluted earnings per common share	$8.44	$7.36	$7.73
Dividends declared per common share	$1.15	$1.11	$1.07
The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the year ended December 31,
	2015	2014	2013
	(in millions)
Net income	$1,276	$1,147	$1,231
Other comprehensive (loss) income:
Change in gross unrealized investment gains/losses	(114)	122	(338)
Effect of income taxes	42	(44)	124
Total change in unrealized investment gains/losses, net of tax	(72)	78	(214)
Reclassification adjustment for net realized gains included in investment income	(146)	(20)	(22)
Effect of income taxes	53	7	8
Total reclassification adjustment, net of tax	(93)	(13)	(14)
Other comprehensive (loss) income, net of tax	(165)	65	(228)
Comprehensive income	$1,111	$1,212	$1,003
The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
	Issued Shares	Amount
	(dollars in millions, share amounts in thousands)
Balances, January 1, 2013	194,471	$32	$2,101	$7,881	$386	$(1,553)	$8,847
Net income				1,231			1,231
Other comprehensive income					(228)		(228)
Common stock repurchases						(531)	(531)
Dividends and dividend equivalents			—	(170)			(170)
Stock-based compensation			92				92
Restricted stock unit vesting	563	—					—
Stock option exercises	1,242	1	66				67
Stock option and restricted stock tax benefit			8				8
Balances, December 31, 2013	196,276	33	2,267	8,942	158	(2,084)	9,316
Net income				1,147			1,147
Other comprehensive loss					65		65
Common stock repurchases			(100)			(772)	(872)
Dividends and dividend equivalents			—	(173)			(173)
Stock-based compensation			98				98
Restricted stock unit vesting	966	—					—
Stock option exercises	710	—	52				52
Stock option and restricted stock tax benefit			13				13
Balances, December 31, 2014	197,952	33	2,330	9,916	223	(2,856)	9,646
Net income				1,276			1,276
Other comprehensive income					(165)		(165)
Common stock repurchases			100			(485)	(385)
Dividends and dividend equivalents			—	(175)			(175)
Stock-based compensation			109				109
Restricted stock unit vesting	159	—	(49)			49	—
Stock option exercises	261	—	23				23
Stock option and restricted stock tax benefit			17				17
Balances, December 31, 2015	198,372	$33	$2,530	$11,017	$58	$(3,292)	$10,346
The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2015	2014	2013
	(in millions)
Cash flows from operating activities
Net income	$1,276	$1,147	$1,231
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of business	(270)	—	—
Depreciation	354	328	309
Amortization	93	121	117
Stock-based compensation	109	98	92
Net realized capital gains	(146)	(20)	(22)
(Benefit) provision for deferred income taxes	(2)	(64)	42
Provision for doubtful accounts	61	32	37
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(180)	(264)	(251)
Other assets	(872)	(952)	(330)
Benefits payable	501	582	109
Other liabilities	(129)	413	313
Unearned revenues	3	155	(24)
Other	70	42	93
Net cash provided by operating activities	868	1,618	1,716
Cash flows from investing activities
Acquisitions, net of cash acquired	(38)	(18)	(187)
Proceeds from sale of business	1,061	72	34
Purchases of property and equipment	(523)	(528)	(441)
Proceeds from sales of property and equipment	1	—	4
Purchases of investment securities	(6,739)	(2,883)	(3,261)
Maturities of investment securities	1,065	885	1,077
Proceeds from sales of investment securities	5,493	2,409	1,592
Net cash provided by (used in) investing activities	320	(63)	(1,182)
Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(296)	(919)	(150)
Proceeds from issuance of senior notes, net	—	1,733	—
Proceeds from issuance of commercial paper, net	298	—	—
Repayment of long-term debt	—	(500)	—
Common stock repurchases	(385)	(872)	(531)
Dividends paid	(172)	(172)	(168)
Excess tax benefit from stock-based compensation	15	12	8
Change in book overdraft	(33)	(69)	79
Proceeds from stock option exercises and other, net	21	29	60
Net cash used in financing activities	(552)	(758)	(702)
Increase (decrease) in cash and cash equivalents	636	797	(168)
Cash and cash equivalents at beginning of year	1,935	1,138	1,306
Cash and cash equivalents at end of year	$2,571	$1,935	$1,138
Supplemental cash flow disclosures:
Interest payments	$187	$143	$146
Income tax payments, net	$1,179	$1,030	$734
Details of businesses acquired in purchase transactions:
Fair value of assets acquired, net of cash acquired	$38	$18	$196
Less: Fair value of liabilities assumed	—	—	(9)
Cash paid for acquired businesses, net of cash acquired	$38	$18	$187
The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. REPORTING ENTITY
Nature of Operations
Humana Inc., headquartered in Louisville, Kentucky, is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. Our strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country. References throughout these notes to consolidated financial statements to “we,” “us,” “our,” “Company,” and “Humana,” mean Humana Inc. and its subsidiaries. We derived approximately 73% of our total premiums and services revenue from contracts with the federal government in 2015, including 14% related to our federal government contracts with the Centers for Medicare and Medicaid Services, or CMS, to provide health insurance coverage for individual Medicare Advantage members in Florida. CMS is the federal government’s agency responsible for administering the Medicare program.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Our consolidated financial statements include the accounts of Humana Inc. and subsidiaries that the Company controls, including variable interest entities associated with medical practices for which we are the primary beneficiary. We do not own many of our medical practices but instead enter into exclusive management agreements with the affiliated Professional Associations, or P.A.s, that operate these medical practices. Based upon the provisions of these agreements, these affiliated P.A.s are variable interest entities and we are the primary beneficiary, and accordingly we consolidated the affiliated P.A.s. All significant intercompany balances and transactions have been eliminated.
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The areas involving the most significant use of estimates are the estimation of benefits payable, future policy benefits payable, the impact of risk adjustment provisions related to our Medicare contracts, the valuation and related impairment recognition of investment securities, and the valuation and related impairment recognition of long-lived assets, including goodwill. These estimates are based on knowledge of current events and anticipated future events, and accordingly, actual results may ultimately differ materially from those estimates.
Certain amounts have been reclassified to conform to the current year presentation, including business segment reclassifications discussed below and the reclassification of Concentra Inc. assets and liabilities as held-for-sale in our December 31, 2014 balance sheet for comparative purposes. Refer to Note 3 for a discussion of the sale of Concentra in June 2015.
Aetna Merger

On July 2, 2015, we entered into an Agreement and Plan of Merger, which we refer to in this report as the Merger Agreement, with Aetna Inc. and certain wholly owned subsidiaries of Aetna Inc., which we refer to collectively as Aetna, which sets forth the terms and conditions under which we will merge with, and become a wholly owned subsidiary of Aetna, a transaction we refer to in this report as the Merger. Under the terms of the Merger Agreement, at the closing of the Merger, each outstanding share of our common stock will be converted into the right to receive (i) 0.8375 of a share of Aetna common stock and (ii) $125 in cash. The total transaction was estimated at approximately $37 billion including the assumption of Humana debt, based on the closing price of Aetna common shares on July 2, 2015. The Merger Agreement includes customary restrictions on the conduct of our business prior to the completion of the Merger, generally requiring us to conduct our business in the ordinary course and subjecting us to a variety of customary specified limitations absent Aetna’s prior written consent, including, for example, limitations on dividends (we agreed that our

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

quarterly dividend will not exceed $0.29 per share) and repurchases of our securities (we agreed to suspend our share repurchase program), restrictions on our ability to enter into material contracts, and negotiated thresholds for capital expenditures, capital contributions, acquisitions and divestitures of businesses.
On October 19, 2015, our stockholders approved the adoption of the Merger Agreement at a special stockholder meeting. Also on October 19, 2015, the holders of Aetna outstanding shares approved the issuance of Aetna common stock in the Merger at a special meeting of Aetna shareholders.
The Merger is subject to customary closing conditions, including, among other things, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of necessary approvals under state insurance and healthcare laws and regulations and pursuant to certain licenses of certain of Humana’s subsidiaries, (ii) the absence of legal restraints and prohibitions on the consummation of the Merger, (iii) listing of the Aetna common stock to be issued in the Merger on the New York Stock Exchange, (iv) subject to the relevant standards set forth in the Merger Agreement, the accuracy of the representations and warranties made by each party, (v) material compliance by each party with its covenants in the Merger Agreement, and (vi) no “Company Material Adverse Effect” with respect to us and no “Parent Material Adverse Effect” with respect to Aetna, in each case since the execution of and as defined in the Merger Agreement. In addition, Aetna’s obligation to consummate the Merger is subject to (a) the condition that the required regulatory approvals do not impose any condition that, individually or in the aggregate, would reasonably be expected to have a “Regulatory Material Adverse Effect” (as such term is defined in the Merger Agreement), and (b) CMS has not imposed any sanctions with respect to our Medicare Advantage, or MA, business that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to us and our subsidiaries, taken as a whole. The Merger is currently expected to close in the second half of 2016.
Business Segment Reclassifications
On January 1, 2015, we realigned certain of our businesses among our reportable segments to correspond with internal management reporting changes and renamed our Employer Group segment to the Group segment. Our three reportable segments remain Retail, Group, and Healthcare Services. The more significant realignments included reclassifying Medicare benefits offered to groups to the Retail segment from the Group segment, bringing all of our Medicare offerings, which are now managed collectively, together in one segment, recognizing that in some instances we market directly to individuals that are part of a group Medicare account. In addition, we realigned our military services business, primarily consisting of our TRICARE South Region contract previously included in the Other Businesses category, to our Group segment as we consider this contract with the government to be a group account. Prior period segment financial information has been recast to conform to the 2015 presentation. See Note 17 for segment financial information and Note 9 for goodwill information by segment.
Health Care Reform
The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010 (which we collectively refer to as the Health Care Reform Law) enacted significant reforms to various aspects of the U.S. health insurance industry. Certain of these reforms became effective January 1, 2014, including an annual insurance industry premium-based fee and the establishment of federally-facilitated or state-based exchanges coupled with three premium stabilization programs, as described more fully below.
The Health Care Reform Law imposes an annual premium-based fee on health insurers for each calendar year beginning on or after January 1, 2014 which is not deductible for tax purposes. We are required to estimate a liability for the health insurer fee and record it in full once qualifying insurance coverage is provided in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized ratably to expense over the same calendar year. We record the liability for the health insurer fee in trade accounts payable and accrued expenses and record the deferred cost in other current assets in our consolidated financial statements. We pay the health insurer fee in September of each year. The Consolidated Appropriations Act, 2016, enacted on December 18, 2015, included a one-time one year suspension in 2017 of the health insurer fee. See Note 7 for detail regarding amounts paid for the annual health insurer fee.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Health Care Reform Law also establishes risk spreading premium stabilization programs effective January 1, 2014. The risk spreading programs are applicable to certain of our commercial medical insurance products. In the aggregate, our commercial medical insurance products represented approximately 18% of our total premiums and services revenue for the year ended December 31, 2015, a subset of which is subject to these programs. These programs, commonly referred to as the 3Rs, include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridors program designed to more evenly spread the financial risk borne by issuers and to mitigate the risk that issuers would have mispriced products. The transitional reinsurance and temporary risk corridors programs are for years 2014 through 2016, with potential for additional reinsurance recoveries through 2018 to the extent funds are available. Policies issued prior to March 23, 2010 are considered grandfathered policies and are exempt from the 3Rs. Certain states have allowed non-grandfathered policies issued prior to January 1, 2014 to extend the date of required transition to policies compliant with the Health Care Reform Law to as late as 2017. Accordingly, such policies are exempt from the 3Rs until they transition to policies compliant with the Health Care Reform Law.
The permanent risk adjustment program adjusts the premiums that commercial individual and small group health insurance issuers receive based on the demographic factors and health status of each member as derived from current year medical diagnosis as reported throughout the year. This program transfers funds from lower risk plans to higher risk plans within similar plans in the same state. The risk adjustment program is applicable to commercial individual and small group health plans (except certain exempt and grandfathered plans as discussed above) operating both inside and outside of the health insurance exchanges established under the Health Care Reform Law. Under the risk adjustment program, a risk score is assigned to each covered member to determine an average risk score at the individual and small group level by legal entity in a particular market in a state. Additionally, an average risk score is determined for the entire subject population for each market in each state. Settlements are determined on a net basis by legal entity and state. Each health insurance issuer’s average risk score is compared to the state’s average risk score. Plans with an average risk score below the state average will pay into a pool and health insurance issuers with an average risk score that is greater than the state average risk score will receive money from that pool. We generally rely on providers, including certain network providers who are our employees, to appropriately document all medical data, including the diagnosis codes submitted with claims, as the basis for our risk scores under the program. Our estimate of amounts receivable and/or payable under the risk adjustment program is based on our estimate of both our own and the state average risk scores. Assumptions used in these estimates include but are not limited to published third party studies and other publicly available data including regulatory plan filings, geographic considerations including our historical experience in markets we have participated in over a long period of time, member demographics (including age and gender for our members and other health insurance issuers), our pricing model, sales data for each metal tier (different metal tiers yield different risk scores), and the mix of previously underwritten membership as compared to new members in plans compliant with the Health Care Reform Law. We refine our estimates as new information becomes available, including additional data released by the Department of Health and Human Services, or HHS, regarding estimates of state average risk scores. Risk adjustment is subject to audit by HHS beginning with the 2015 coverage year, however, there will be no payments associated with these audits for 2015, the pilot year for the audits.
The temporary risk corridor program applies to individual and small group Qualified Health Plans (or substantially equivalent plans), or QHPs, as defined by HHS, operating both inside and outside of the exchanges. Accordingly, plans subject to risk adjustment that are not QHPs, including our small group health plans, were not subject to the risk corridor program in 2014 or 2015. The risk corridor provisions limit issuer gains and losses by comparing allowable medical costs to a target amount, each defined/prescribed by HHS, and sharing the risk for allowable costs with the federal government. Allowable medical costs are adjusted for risk adjustment settlements, transitional reinsurance recoveries, and cost sharing reductions received from HHS. Variances from the target exceeding certain thresholds may result in HHS making additional payments to us or require us to refund HHS a portion of the premiums we received.
We estimate and recognize adjustments to premiums revenue for the risk adjustment and risk corridor provisions by projecting our ultimate premium for the calendar year separately for individual and group plans by state and legal entity. Estimated calendar year settlement amounts are recognized ratably during the year and are revised each period to reflect current experience, including changes in risk scores derived from medical diagnoses submitted by providers. We record receivables or payables at the individual or group level within each state and legal entity and classify the amounts as current or long-term in our consolidated balance sheets based on the timing of expected settlement.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The transitional reinsurance program requires us to make reinsurance contributions for calendar years 2014 through 2016 to a state or HHS established reinsurance entity based on a national contribution rate per covered member as determined by HHS. While all commercial medical plans, including self-funded plans, are required to fund the reinsurance entity, only fully-insured non-grandfathered plans compliant with the Health Care Reform Law in the individual commercial market will be eligible for recoveries if individual claims exceed a specified threshold. Accordingly, we account for transitional reinsurance contributions associated with all commercial medical health plans other than these non-grandfathered individual plans as an assessment in operating costs in our consolidated statements of income. We account for contributions made by individual commercial plans compliant with the Health Care Reform Law, which are subject to recoveries, as ceded premiums (a reduction of premiums) and similarly we account for any recoveries as ceded benefits (a reduction of benefits expense) in our consolidated statements of income.
We are required to remit payment for our per member reinsurance contribution, exclusive of the portion payable to the U.S. Treasury, by January 15 of the year following the coverage year, or January 15, 2016 for the 2015 coverage year. The portion of the reinsurance contribution due to the U.S. Treasury must be paid by November 15 of the year following the coverage year, or November 15, 2016 for the 2015 coverage year. Risk adjustment calculations will be completed and HHS will notify us of recoveries due or payments owed to/from us under the risk adjustment and reinsurance programs by June 30 of the year following the coverage year. Following this notification, risk corridor calculations are then due by July 31 of the year following the coverage year. Payments due to HHS under the risk adjustment and risk corridor programs must be remitted within 30 days of notification for each program and will be collected prior to the distribution of recoveries by HHS under each program. Payment and recovery amounts associated with reinsurance and risk adjustment will generally be settled with HHS annually in the year following the coverage year. Accordingly, for the 2015 coverage year, we expect to receive recoveries and/or pay amounts due under these programs in 2016. The risk corridor program is a three year program. We are required to pay gross risk corridor payables in the second half of the year following the coverage year. Interim settlements of risk corridor receivables in the year following the coverage year are limited to risk corridor amounts collected by HHS and available for distribution in the year following the coverage year. HHS guidance provides that risk corridor collections over the life of the three year program will first be applied to any shortfalls from previous coverage years before application to current year obligations. Risk corridor payables to issuers are obligations of the United States Government under the Health Care Reform law which requires the Secretary of HHS to make full payments to issuers. In the event of a shortfall at the end of the three year program, HHS has asserted it will explore other sources of funding for risk corridor payments, subject to the availability of appropriations.
See Note 7 for detail regarding amounts recorded to the consolidated balance sheets related to the 3Rs.
In addition to the provisions discussed above, beginning in 2014, HHS pays us a portion of the health care costs for low-income individual members for which we assume no risk in accordance with the Health Care Reform Law. We account for these subsidies as a deposit in our consolidated balance sheets and as a financing activity in our consolidated statements of cash flows. We do not recognize premiums revenue or benefits expense for these subsidies. Receipt and payment activity is accumulated at the state and legal entity level and recorded in our consolidated balance sheet in other current assets or trade accounts payable and accrued expenses depending on the state and legal entity balance at the end of the reporting period. We will be notified of final settlement amounts by June 30 of the year following the coverage year. Receipts from HHS associated with cost sharing subsidies for which we do not assume risk were approximately $478 million, exceeding payments of $409 million by $69 million for the year ended December 31, 2015. For the year ended December 31, 2014, receipts from HHS associated with cost sharing subsidies for which we do not assume risk were approximately $281 million, exceeding payments of $255 million by $26 million. The program began in 2014, and as such, there were no receipts or payments from HHS for cost sharing subsidies in 2013.
Cash and Cash Equivalents
Cash and cash equivalents include cash, time deposits, money market funds, commercial paper, other money market instruments, and certain U.S. Government securities with an original maturity of three months or less. Carrying value approximates fair value due to the short-term maturity of the investments.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment Securities
Investment securities, which consist entirely of debt securities, have been categorized as available for sale and, as a result, are stated at fair value. Investment securities available for current operations are classified as current assets. Investment securities available for our long-term insurance products and professional liability funding requirements, as well as restricted statutory deposits, are classified as long-term assets. For the purpose of determining gross realized gains and losses, which are included as a component of investment income in the consolidated statements of income, the cost of investment securities sold is based upon specific identification. Unrealized holding gains and losses, net of applicable deferred taxes, are included as a component of stockholders’ equity and comprehensive income until realized from a sale or other-than-temporary impairment.
Under the other-than-temporary impairment model for debt securities held, we recognize an impairment loss in income in an amount equal to the full difference between the amortized cost basis and the fair value when we have the intent to sell the debt security or it is more likely than not we will be required to sell the debt security before recovery of our amortized cost basis. However, if we do not intend to sell the debt security, we evaluate the expected cash flows to be received as compared to amortized cost and determine if a credit loss has occurred. In the event of a credit loss, only the amount of the impairment associated with the credit loss is recognized currently in income with the remainder of the loss recognized in other comprehensive income.
When we do not intend to sell a security in an unrealized loss position, potential other-than-temporary impairment is considered using a variety of factors, including the length of time and extent to which the fair value has been less than cost; adverse conditions specifically related to the industry, geographic area or financial condition of the issuer or underlying collateral of a security; payment structure of the security; changes in credit rating of the security by the rating agencies; the volatility of the fair value changes; and changes in fair value of the security after the balance sheet date. For debt securities, we take into account expectations of relevant market and economic data. For example, with respect to mortgage and asset-backed securities, such data includes underlying loan level data and structural features such as seniority and other forms of credit enhancements. A decline in fair value is considered other-than-temporary when we do not expect to recover the entire amortized cost basis of the security. We estimate the amount of the credit loss component of a debt security as the difference between the amortized cost and the present value of the expected cash flows of the security. The present value is determined using the best estimate of future cash flows discounted at the implicit interest rate at the date of purchase.
Receivables and Revenue Recognition
We generally establish one-year commercial membership contracts with employer groups, subject to cancellation by the employer group on 30-day written notice. Our Medicare contracts with CMS renew annually. Our military services contracts with the federal government and our contracts with various state Medicaid programs generally are multi-year contracts subject to annual renewal provisions. Individual polices are subject to the requirements of the Health Care Reform Law as discussed previously.
Premiums Revenue
We bill and collect premium from employer groups and members in our Medicare and other individual products monthly. We receive monthly premiums from the federal government and various states according to government specified payment rates and various contractual terms. Changes in revenues for our Medicare and individual commercial medical products resulting from the periodic changes in risk-adjustment scores derived from medical diagnoses for our membership and changes in risk corridor estimates are recognized when the amounts become determinable and the collectibility is reasonably assured.
Premiums revenue is estimated by multiplying the membership covered under the various contracts by the contractual rates. Premiums revenue is recognized as income in the period members are entitled to receive services, and is net of estimated uncollectible amounts, retroactive membership adjustments, and adjustments to recognize rebates under the minimum benefit ratios required under the Health Care Reform Law. We estimate policyholder rebates by projecting calendar year minimum benefit ratios for the individual, small group, and large group markets, as defined by the Health Care Reform Law using a methodology prescribed by HHS, separately by state and legal entity. Beginning

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in 2014, Medicare Advantage products were also subject to minimum benefit ratio requirements under the Health Care Reform Law. Estimated calendar year rebates recognized ratably during the year are revised each period to reflect current experience. Retroactive membership adjustments result from enrollment changes not yet processed, or not yet reported by an employer group or the government. We routinely monitor the collectibility of specific accounts, the aging of receivables, historical retroactivity trends, estimated rebates, as well as prevailing and anticipated economic conditions, and reflect any required adjustments in current operations. Premiums received prior to the service period are recorded as unearned revenues.
Medicare Part D
We cover prescription drug benefits in accordance with Medicare Part D under multiple contracts with CMS. The payments we receive monthly from CMS and members, which are determined from our annual bid, represent amounts for providing prescription drug insurance coverage. We recognize premiums revenue for providing this insurance coverage ratably over the term of our annual contract. Our CMS payment is subject to risk sharing through the Medicare Part D risk corridor provisions. In addition, receipts for reinsurance and low-income cost subsidies as well as receipts for certain discounts on brand name prescription drugs in the coverage gap represent payments for prescription drug costs for which we are not at risk.
The risk corridor provisions compare costs targeted in our bids to actual prescription drug costs, limited to actual costs that would have been incurred under the standard coverage as defined by CMS. Variances exceeding certain thresholds may result in CMS making additional payments to us or require us to refund to CMS a portion of the premiums we received. As risk corridor provisions are considered in our overall annual bid process, we estimate and recognize an adjustment to premiums revenue related to these provisions based upon pharmacy claims experience. We record a receivable or payable at the contract level and classify the amount as current or long-term in our consolidated balance sheets based on the timing of expected settlement.
Reinsurance and low-income cost subsidies represent funding from CMS in connection with the Medicare Part D program for which we assume no risk. Reinsurance subsidies represent funding from CMS for its portion of prescription drug costs which exceed the member’s out-of-pocket threshold, or the catastrophic coverage level. Low-income cost subsidies represent funding from CMS for all or a portion of the deductible, the coinsurance and co-payment amounts above the out-of-pocket threshold for low-income beneficiaries. Monthly prospective payments from CMS for reinsurance and low-income cost subsidies are based on assumptions submitted with our annual bid. A reconciliation and related settlement of CMS’s prospective subsidies against actual prescription drug costs we paid is made after the end of the year. The Health Care Reform Law mandates consumer discounts of 50% on brand name prescription drugs for Part D plan participants in the coverage gap. These discounts are funded by CMS and pharmaceutical manufacturers while we administer the application of these funds. We account for these subsidies and discounts as a deposit in our consolidated balance sheets and as a financing activity under receipts (withdrawals) from contract deposits in our consolidated statements of cash flows. For 2015, subsidy and discount payments of $8.9 billion exceeded reimbursements of $8.6 billion by $361 million. For 2014, subsidy and discount payments of $6.7 billion exceeded reimbursements of $5.8 billion by $945 million. For 2013, subsidy and discount payments of $4.8 billion exceeded reimbursements of $4.6 billion by $154 million. We do not recognize premiums revenue or benefit expenses for these subsidies or discounts. Receipt and payment activity is accumulated at the contract level and recorded in our consolidated balance sheets in other current assets or trade accounts payable and accrued expenses depending on the contract balance at the end of the reporting period.
Settlement of the reinsurance and low-income cost subsidies as well as the risk corridor payment is based on a reconciliation made approximately 9 months after the close of each calendar year. Settlement with CMS for brand name prescription drug discounts is based on a reconciliation made approximately 14 to 18 months after the close of each calendar year. We continue to revise our estimates with respect to the risk corridor provisions based on subsequent period pharmacy claims data. See Note 6 for detail regarding amounts recorded to our consolidated balance sheets related to the risk corridor settlement and subsidies from CMS.

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Services Revenue
Patient services revenue
Patient services include injury and illness care and related services as well as other healthcare services related to employer needs or as required by law. Patient services revenues are recognized in the period services are provided to the customer when the sales price is fixed or determinable, and are net of contractual allowances.
Administrative services fees
Administrative services fees cover the processing of claims, offering access to our provider networks and clinical programs, and responding to customer service inquiries from members of self-funded groups. Revenues from providing administration services, also known as administrative services only, or ASO, are recognized in the period services are performed and are net of estimated uncollectible amounts. ASO fees are estimated by multiplying the membership covered under the various contracts by the contractual rates. Under ASO contracts, self-funded employers retain the risk of financing substantially all of the cost of health benefits. However, many ASO customers purchase stop loss insurance coverage from us to cover catastrophic claims or to limit aggregate annual costs. Accordingly, we have recorded premiums revenue and benefits expense related to these stop loss insurance contracts. We routinely monitor the collectibility of specific accounts, the aging of receivables, as well as prevailing and anticipated economic conditions, and reflect any required adjustments in current operations. ASO fees received prior to the service period are recorded as unearned revenues.
Under our current TRICARE South Region contract with the Department of Defense, we provide administrative services, including offering access to our provider networks and clinical programs, claim processing, customer service, enrollment, and other services, while the federal government retains all of the risk of the cost of health benefits. We account for revenues under the current contract net of estimated health care costs similar to an administrative services fee only agreement. The current contract includes fixed administrative services fees and incentive fees and penalties. Administrative services fees are recognized as services are performed.
Our TRICARE members are served by both in-network and out-of-network providers in accordance with the current contract. We pay health care costs related to these services to the providers and are subsequently reimbursed by the DoD for such payments. We account for the payments of the federal government’s claims and the related reimbursements under deposit accounting in our consolidated balance sheets and as a financing activity under receipts (withdrawals) from contract deposits in our consolidated statements of cash flows. For 2015, health care cost reimbursements and payments were each approximately $3.3 billion, with payments exceeding reimbursements by $4 million for the year. For 2014, health care cost reimbursements and payments were each $3.2 billion. For 2013, health care cost reimbursements and payments were each approximately $3.2 billion, with reimbursements exceeding payments by $5 million for the year.
Receivables
Receivables, including premium receivables, patient services revenue receivables, and ASO fee receivables, are shown net of allowances for estimated uncollectible accounts, retroactive membership adjustments, and contractual allowances.
Policy Acquisition Costs
Policy acquisition costs are those costs that relate directly to the successful acquisition of new and renewal insurance policies. Such costs include commissions, costs of policy issuance and underwriting, and other costs we incur to acquire new business or renew existing business. We expense policy acquisition costs related to our employer-group prepaid health services policies as incurred. These short-duration employer-group prepaid health services policies typically have a 1-year term and may be cancelled upon 30 days notice by the employer group.
Life insurance, annuities, and certain health and other supplemental policies sold to individuals are accounted for as long-duration insurance products because they are expected to remain in force for an extended period beyond one year and premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. As

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a result, we defer policy acquisition costs, primarily consisting of commissions, and amortize them over the estimated life of the policies in proportion to premiums earned. Deferred acquisition costs are reviewed to determine if they are recoverable from future income. See Note 18.
Beginning in 2014, health policies sold to individuals that conform to the Health Care Reform Law are accounted for under a short-duration model and accordingly policy acquisition costs are expensed as incurred because premiums received in the current year are intended to pay anticipated benefits in that year. In addition, as previously underwritten members transition to plans compliant with the Health Care Reform Law, it results in policy lapses and the recognition of previously deferred acquisition costs.
Long-Lived Assets
Property and equipment is recorded at cost. Gains and losses on sales or disposals of property and equipment are included in operating costs. Certain costs related to the development or purchase of internal-use software are capitalized. Depreciation is computed using the straight-line method over estimated useful lives ranging from 3 to 10 years for equipment, 3 to 7 years for computer software, and 20 to 40 years for buildings. Improvements to leased facilities are depreciated over the shorter of the remaining lease term or the anticipated life of the improvement.
We periodically review long-lived assets, including property and equipment and other intangible assets, for impairment whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. Losses are recognized for a long-lived asset to be held and used in our operations when the undiscounted future cash flows expected to result from the use of the asset are less than its carrying value. We recognize an impairment loss based on the excess of the carrying value over the fair value of the asset. A long-lived asset held for sale is reported at the lower of the carrying amount or fair value less costs to sell. Depreciation expense is not recognized on assets held for sale. Losses are recognized for a long-lived asset to be abandoned when the asset ceases to be used. In addition, we periodically review the estimated lives of all long-lived assets for reasonableness.
Goodwill and Other Intangible Assets
Goodwill represents the unamortized excess of cost over the fair value of the net tangible and other intangible assets acquired. We are required to test at least annually for impairment at a level of reporting referred to as the reporting unit, and more frequently if adverse events or changes in circumstances indicate that the asset may be impaired. A reporting unit either is our operating segments or one level below the operating segments, referred to as a component, which comprise our reportable segments. A component is considered a reporting unit if the component constitutes a business for which discrete financial information is available that is regularly reviewed by management. We aggregate the components of an operating segment into one reporting unit if they have similar economic characteristics. Goodwill is assigned to the reporting unit that is expected to benefit from a specific acquisition.
We use a two-step process to review goodwill for impairment. The first step is a screen for potential impairment, and the second step measures the amount of impairment, if any. Impairment tests are performed, at a minimum, in the fourth quarter of each year supported by our long-range business plan and annual planning process. We rely on an evaluation of future discounted cash flows to determine fair value of our reporting units. Impairment tests completed for 2015, 2014, and 2013 did not result in an impairment loss.
Other intangible assets primarily relate to acquired customer contracts/relationships and are included with other long-term assets in the consolidated balance sheets. Other intangible assets are amortized over the useful life, based upon the pattern of future cash flows attributable to the asset. This sometimes results in an accelerated method of amortization for customer contracts because the asset tends to dissipate at a more rapid rate in earlier periods. Other than customer contracts, other intangible assets generally are amortized using the straight-line method. We review other finite-lived intangible assets for impairment under our long-lived asset policy.
Benefits Payable and Benefits Expense Recognition
Benefits expense includes claim payments, capitation payments, pharmacy costs net of rebates, allocations of certain centralized expenses and various other costs incurred to provide health insurance coverage to members, as well as estimates of future payments to hospitals and others for medical care and other supplemental benefits provided on

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or prior to the balance sheet date. Capitation payments represent monthly contractual fees disbursed to primary care and other providers who are responsible for providing medical care to members. Pharmacy costs represent payments for members’ prescription drug benefits, net of rebates from drug manufacturers. Receivables for such pharmacy rebates are included in other current assets in our consolidated balance sheets. Other supplemental benefits include dental, vision, and other supplemental health and financial protection products.
We estimate the costs of our benefits expense payments using actuarial methods and assumptions based upon claim payment patterns, medical cost inflation, historical developments such as claim inventory levels and claim receipt patterns, and other relevant factors, and record benefit reserves for future payments. We continually review estimates of future payments relating to claims costs for services incurred in the current and prior periods and make necessary adjustments to our reserves.
We reassess the profitability of our contracts for providing insurance coverage to our members when current operating results or forecasts indicate probable future losses. We establish a premium deficiency reserve in current operations to the extent that the sum of expected future costs, claim adjustment expenses, and maintenance costs exceeds related future premiums under contracts without consideration of investment income. For purposes of determining premium deficiencies, contracts are grouped in a manner consistent with our method of acquiring, servicing, and measuring the profitability of such contracts. Losses recognized as a premium deficiency result in a beneficial effect in subsequent periods as operating losses under these contracts are charged to the liability previously established. Because the majority of our member contracts renew annually, we would not record a material premium deficiency reserve, except when unanticipated adverse events or changes in circumstances indicate otherwise. In the fourth quarter of 2015, we recognized a premium deficiency reserve for our individual commercial medical business compliant with the Health Care Reform Law associated with the 2016 coverage year as discussed in more detail in Note 7.
We believe our benefits payable are adequate to cover future claims payments required. However, such estimates are based on knowledge of current events and anticipated future events. Therefore, the actual liability could differ materially from the amounts provided.
Future policy benefits payable
Future policy benefits payable include liabilities for long-duration insurance policies including long-term care, life insurance, annuities, and certain health and other supplemental policies sold to individuals for which some of the premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. At policy issuance, these reserves are recognized on a net level premium method based on interest rates, mortality, morbidity, and maintenance expense assumptions. Interest rates are based on our expected net investment returns on the investment portfolio supporting the reserves for these blocks of business. Mortality, a measure of expected death, and morbidity, a measure of health status, assumptions are based on published actuarial tables, modified based upon actual experience. Changes in estimates of these reserves are recognized as an adjustment to benefits expense in the period the changes occur. We perform loss recognition tests at least annually in the fourth quarter, and more frequently if adverse events or changes in circumstances indicate that the level of the liability, together with the present value of future gross premiums, may not be adequate to provide for future expected policy benefits and maintenance costs. We adjust future policy benefits payable for the additional liability that would have been recorded if investment securities backing the liability had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. We include the impact of this adjustment, if any, net of applicable deferred taxes, with the change in unrealized investment gain (loss) in accumulated other comprehensive income in stockholders’ equity. As discussed previously, beginning in 2014, health policies sold to individuals that conform to the Health Care Reform Law are accounted for under a short-duration model under which policy reserves are not established because premiums received in the current year are intended to pay anticipated benefits in that year. In addition, as previously underwritten members transition to plans compliant with the Health Care Reform Law, it results in policy lapses and the release of reserves for future policy benefits.
Book Overdraft
Under our cash management system, checks issued but not yet presented to banks that would result in negative bank balances when presented are classified as a current liability in the consolidated balance sheets. Changes in book overdrafts from period to period are reported in the consolidated statement of cash flows as a financing activity.

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Income Taxes
We recognize an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the consolidated financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. We also recognize the future tax benefits such as net operating and capital loss carryforwards as deferred tax assets. A valuation allowance is provided against these deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Future years’ tax expense may be increased or decreased by adjustments to the valuation allowance or to the estimated accrual for income taxes.
We record tax benefits when it is more likely than not that the tax return position taken with respect to a particular transaction will be sustained. A liability, if recorded, is not considered resolved until the statute of limitations for the relevant taxing authority to examine and challenge the tax position has expired, or the tax position is ultimately settled through examination, negotiation, or litigation. We classify interest and penalties associated with uncertain tax positions in our provision for income taxes.
Derivative Financial Instruments
On October 29, 2012, we acquired a noncontrolling equity interest in MCCI Holdings, LLC, or MCCI, a privately held Medical Services Organization, or MSO, headquartered in Miami, Florida, that primarily coordinates medical care for Medicare Advantage beneficiaries in Florida, Texas and Georgia. Our agreement with MCCI includes a put option that would allow the controlling interest holder to put their interest to us beginning in 2018 as well as a call option that would allow us to purchase the controlling interest beginning in 2021. Accordingly, we recorded, at fair value, a liability and an asset associated with the put and call, respectively. Changes in the fair value of the liability and asset during the years ended December 31, 2015, 2014, and 2013 were not material to our results of operations, financial condition, or cash flows.
At times, we may use interest-rate swap agreements to manage our exposure to interest rate risk. The differential between fixed and variable rates to be paid or received is accrued and recognized over the life of the agreements as adjustments to interest expense in the consolidated statements of income. We were not party to any interest-rate swap agreements in 2015, 2014, or 2013.
Related Party
As noted above, MCCI is a related party to Humana. In December 2015, we purchased a note receivable directly from a third-party bank syndicate related to the financing of MCCI's business and extended the exercise date of the put option to 2018 and the call option to 2021 as previously discussed. The $284 million note receivable bears interest at 10% annually, payable in quarterly installments, and matures in December 2020. We have also entered into a revolving note agreement providing a line of credit up to $55 million under which no amounts have been drawn. The note receivable is included with other long-term assets in our consolidated balance sheet and with purchases of investment securities in our consolidated statement of cash flows. The related interest income is included in investment income in our consolidated statement of income. MCCI provides services to Humana Medicare Advantage members under capitation contracts with our health plans. Under these capitation agreements with Humana, MCCI assumes the financial risk associated with these Medicare Advantage members. We also advanced MCCI $9 million, with repayment terms tied to the performance under the capitation agreements. We recognized benefits expense of approximately $1.0 billion in 2015, $962 million in 2014 and $873 million in 2013 under these capitation agreements with MCCI.
Stock-Based Compensation
We generally recognize stock-based compensation expense, as determined on the date of grant at fair value, on a straight-line basis over the period during which an employee is required to provide service in exchange for the award (the vesting period). In addition, for awards with both time and performance-based conditions, we generally recognize compensation expense on a straight line basis over the vesting period when it is probable that the performance condition will be achieved. However, prior to July 2, 2015, for awards granted to retirement eligible employees, compensation expense is recognized on a straight-line basis over the shorter of the requisite service period or the period from the date

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of grant to an employee’s eligible retirement date. For awards granted on or after July 2, 2015 to retirement eligible employees, we recognize expense on a straight-line basis over the service period (the vesting period). We estimate expected forfeitures and recognize compensation expense only for those awards which are expected to vest. We estimate the grant-date fair value of stock options using the Black-Scholes option-pricing model. In addition, we report certain tax effects of stock-based compensation as a financing activity rather than an operating activity in the consolidated statement of cash flows. Additional detail regarding our stock-based compensation plans is included in Note 13.
Earnings Per Common Share
We compute basic earnings per common share on the basis of the weighted-average number of unrestricted common shares outstanding. Diluted earnings per common share is computed on the basis of the weighted-average number of unrestricted common shares outstanding plus the dilutive effect of outstanding employee stock options and restricted shares, or units, using the treasury stock method.
Fair Value
Assets and liabilities measured at fair value are categorized into a fair value hierarchy based on whether the inputs to valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our own assumptions about the assumptions market participants would use. The fair value hierarchy includes three levels of inputs that may be used to measure fair value as described below.
Level 1 – Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt securities that are traded in an active exchange market.
Level 2 – Observable inputs other than Level 1 prices such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments as well as debt securities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.
Level 3 – Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 includes assets and liabilities whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques reflecting our own assumptions about the assumptions market participants would use as well as those requiring significant management judgment.
Fair value of actively traded debt securities are based on quoted market prices. Fair value of other debt securities are based on quoted market prices of identical or similar securities or based on observable inputs like interest rates generally using a market valuation approach, or, less frequently, an income valuation approach and are generally classified as Level 2. We obtain at least one price for each security from a third party pricing service. These prices are generally derived from recently reported trades for identical or similar securities, including adjustments through the reporting date based upon observable market information. When quoted prices are not available, the third party pricing service may use quoted market prices of comparable securities or discounted cash flow analyses, incorporating inputs that are currently observable in the markets for similar securities. Inputs that are often used in the valuation methodologies include benchmark yields, reported trades, credit spreads, broker quotes, default rates, and prepayment speeds. We are responsible for the determination of fair value and as such we perform analysis on the prices received from the third party pricing service to determine whether the prices are reasonable estimates of fair value. Our analysis includes a review of monthly price fluctuations as well as a quarterly comparison of the prices received from the pricing service to prices reported by our third party investment advisor. In addition, on a quarterly basis we examine the underlying inputs and assumptions for a sample of individual securities across asset classes, credit rating levels, and various durations.
Fair value of privately held debt securities, as well as auction rate securities, are estimated using a variety of valuation methodologies, including both market and income approaches, where an observable quoted market does not

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exist and are generally classified as Level 3. For privately-held debt securities, such methodologies include reviewing the value ascribed to the most recent financing, comparing the security with securities of publicly-traded companies in similar lines of business, and reviewing the underlying financial performance including estimating discounted cash flows. Auction rate securities are debt instruments with interest rates that reset through periodic short-term auctions. From time to time, liquidity issues in the credit markets have led to failed auctions. Given the liquidity issues, fair value could not be estimated based on observable market prices, and as such, unobservable inputs were used. For auction rate securities, valuation methodologies include consideration of the quality of the sector and issuer, underlying collateral, underlying final maturity dates, and liquidity.
Recently Issued Accounting Pronouncements
In January 2016, the Financial Accounting Standards Board, or FASB, issued new guidance related to classification and measurement of financial instruments which requires equity securities that are not accounted for using the equity method or that do not result in consolidation, to be accounted for at fair value with changes in fair value recognized through net income. The new guidance is effective for us beginning with annual and interim periods in 2018 with early adoption permitted under certain circumstances. We are currently evaluating the impact, if any, on our results of operations, financial position, and cash flows.
In November 2015, the FASB issued new guidance related to accounting for income taxes which changes the balance sheet classification of deferred taxes, requiring deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The new guidance is effective for us beginning with annual and interim periods in 2017, with early adoption permitted. We elected to early adopt the guidance and have classified all deferred tax liabilities and assets as noncurrent in our consolidated balance sheet at December 31, 2015 to simplify their presentation. Prior periods were not retrospectively adjusted. The adoption of the new guidance did not have any impact on our results of operations or cash flows.
In May 2015, the FASB issued new guidance requiring insurance entities to provide additional disclosures about claim liabilities including paid claims development information by accident year and claim frequency data and related methodologies. The guidance is effective for us beginning with the 2016 annual reporting period and interim periods beginning in 2017. We are currently evaluating the impact the new guidance will have on our disclosures.
In April 2015, the FASB issued new guidance to help entities determine whether a cloud computing arrangement contains a software license that should be accounted for as internal-use software or as a service contract. The guidance is effective for us beginning with interim and annual reporting periods in 2016, with early adoption permitted. Upon adoption, an entity has the option to apply the provisions either prospectively to all arrangements entered into or materially modified, or retrospectively. We are currently evaluating the impact, if any, on our results of operations, financial position, and cash flows.
In March 2015, the FASB issued new guidance which changes the presentation of debt issuance costs from an asset to a direct reduction of the related debt liability. The new guidance is effective for us beginning with annual and interim periods in 2016 with early adoption permitted. The adoption of the new guidance will not have a material impact on our results of operations, financial condition, or cash flows.
In February 2015, the FASB issued an amendment to current consolidation guidance that modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities or voting interest entities, eliminating the presumption that a general partner should consolidate a limited partnership, and affects the consolidation analysis of reporting entities that are involved with variable interest entities. The new guidance is effective for us beginning with interim and annual reporting periods in 2016, with early adoption permitted. All legal entities are subject to reevaluation under the revised consolidation model. We are currently evaluating the impact, if any, on our results of operations, financial position, and cash flows.
In May 2014, the FASB issued new guidance that amends the accounting for revenue recognition. The amendments are intended to provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices, and improve disclosure requirements. Insurance contracts are not included in the scope of this new guidance. In July 2015, the FASB decided to defer the effective date provided in the new revenue guidance by

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one year. Giving effect to this deferral, the new guidance is effective for us beginning with annual and interim periods in 2018. We are currently evaluating the impact on our results of operations, financial condition, and cash flows.
There are no other recently issued accounting standards that apply to us or that are expected to have a material impact on our results of operations, financial condition, or cash flows.
3. ACQUISITIONS AND DIVESTITURES
On June 1, 2015, we completed the sale of our wholly owned subsidiary, Concentra Inc., or Concentra, to MJ Acquisition Corporation, a joint venture between Select Medical Holdings Corporation and Welsh, Carson, Anderson & Stowe XII, L.P., a private equity fund, for approximately $1,055 million in cash, excluding approximately $22 million of transaction costs. In connection with the sale, we recognized a pre-tax gain, net of transaction costs, of $270 million which is reported as gain on sale of business in the accompanying condensed consolidated statements of income for the year ended December 31, 2015.
In March 2015, we classified Concentra as held-for-sale and aggregated Concentra's assets and liabilities separately on the balance sheet, including a reclassification of the December 31, 2014 balance sheet for comparative purposes. The assets and liabilities of Concentra that were disposed of on June 1, 2015 and classified as held-for-sale as of December 31, 2014 were as follows:

	June 1, 2015	December 31, 2014
Assets	(in millions)
Receivables, net	$130	$115
Property and equipment, net	197	191
Goodwill	480	480
Other intangible assets, net	124	132
Other assets	27	25
Total assets disposed/held-for-sale	$958	$943
Liabilities
Trade accounts payable and accrued expenses	81	90
Other liabilities	114	116
Total liabilities disposed/held-for-sale	$195	$206
Net assets disposed	$763	$737
For the year ended December 31, 2015, the accompanying condensed consolidated statements of income include revenues related to Concentra of $411 million in 2015, $998 million in 2014, and $981 million in 2013.
On September 6, 2013, we acquired American Eldercare Inc., or American Eldercare, the largest provider of nursing home diversion services in the state of Florida, serving frail and elderly individuals in home and community-based settings. American Eldercare complements our core capabilities and strength in serving seniors and disabled individuals with a unique focus on individualized and integrated care, and has contracts to provide Medicaid long-term support services across the entire state of Florida. The enrollment effective dates for the various regions ranged from August 2013 to March 2014. The allocation of the purchase price resulted in goodwill of $76 million and other intangible assets of $75 million. The goodwill was assigned to the Retail segment. The other intangible assets, which primarily consist of customer contracts and technology, have a weighted average useful life of 9.3 years. Goodwill and other intangible assets are amortizable as deductible expenses for tax purposes.
The results of operations and financial condition of American Eldercare has been included in our consolidated statements of income and consolidated balance sheets from the acquisition date. In addition, during 2015, 2014 and

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2013, we acquired other health and wellness and technology related businesses which, individually or in the aggregate, have not had a material impact on our results of operations, financial condition, or cash flows. The results of operations and financial condition of these businesses have been included in our condensed consolidated statements of income and condensed consolidated balance sheets from the respective acquisition dates. Acquisition-related costs recognized in each of 2015, 2014, and 2013 were not material to our results of operations. The pro forma financial information assuming the acquisitions had occurred as of the beginning of the calendar year prior to the year of acquisition, as well as the revenues and earnings generated during the year of acquisition, were not material for disclosure purposes.
4. INVESTMENT SECURITIES
Investment securities classified as current and long-term were as follows at December 31, 2015 and 2014, respectively:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
December 31, 2015
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$331	$2	$(1)	$332
Mortgage-backed securities	1,902	12	(23)	1,891
Tax-exempt municipal securities	2,611	61	(4)	2,668
Mortgage-backed securities:
Residential	13	—	—	13
Commercial	1,024	2	(41)	985
Asset-backed securities	264	1	(2)	263
Corporate debt securities	2,873	140	(55)	2,958
Total debt securities	$9,018	$218	$(126)	$9,110
December 31, 2014
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$365	$10	$(1)	$374
Mortgage-backed securities	1,453	50	(5)	1,498
Tax-exempt municipal securities	2,931	140	(3)	3,068
Mortgage-backed securities:
Residential	17	—	—	17
Commercial	846	16	(19)	843
Asset-backed securities	28	1	—	29
Corporate debt securities	3,432	299	(13)	3,718
Total debt securities	$9,072	$516	$(41)	$9,547

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Gross unrealized losses and fair values aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position were as follows at December 31, 2015 and 2014, respectively:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

	(in millions)
December 31, 2015
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$195	$(1)	$14	$—	$209	$(1)
Mortgage-backed securities	1,484	(20)	86	(3)	1,570	(23)
Tax-exempt municipal securities	843	(3)	52	(1)	895	(4)
Mortgage-backed securities:
Residential	2	—	4	—	6	—
Commercial	626	(13)	265	(28)	891	(41)
Asset-backed securities	258	(2)	—	—	258	(2)
Corporate debt securities	918	(45)	63	(10)	981	(55)
Total debt securities	$4,326	$(84)	$484	$(42)	$4,810	$(126)
December 31, 2014
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$79	$—	$80	$(1)	$159	$(1)
Mortgage-backed securities	22	—	320	(5)	342	(5)
Tax-exempt municipal securities	131	(1)	118	(2)	249	(3)
Mortgage-backed securities:
Residential	1	—	4	—	5	—
Commercial	31	(1)	267	(18)	298	(19)
Asset-backed securities	13	—	—	—	13	—
Corporate debt securities	219	(6)	128	(7)	347	(13)
Total debt securities	$496	$(8)	$917	$(33)	$1,413	$(41)
Approximately 98% of our debt securities were investment-grade quality, with a weighted average credit rating of AA by S&P at December 31, 2015. Most of the debt securities that were below investment-grade were rated BB, the higher end of the below investment-grade rating scale. At December 31, 2015, 7% of our tax-exempt municipal securities were pre-refunded, generally with U.S. government and agency securities. Tax-exempt municipal securities that were not pre-refunded were diversified among general obligation bonds of U.S. states and local municipalities as well as special revenue bonds. General obligation bonds, which are backed by the taxing power and full faith of the issuer, accounted for 42% of the tax-exempt municipals that were not pre-refunded in the portfolio. Special revenue bonds, issued by a municipality to finance a specific public works project such as utilities, water and sewer, transportation, or education, and supported by the revenues of that project, accounted for the remaining 58% of these municipals. Our general obligation bonds are diversified across the United States with no individual state exceeding 11%. In addition, 6% of our tax-exempt securities were insured by bond insurers and had an equivalent weighted average S&P credit rating of AA exclusive of the bond insurers’ guarantee. Our investment policy limits investments in a single issuer and requires diversification among various asset types.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Residential mortgage back securities comprised approximately 98% of our agency mortgage-backed securities at December 31, 2015 and 99% at December 31, 2014.
The recoverability of our non-agency residential and commercial mortgage-backed securities is supported by factors such as seniority, underlying collateral characteristics and credit enhancements. These residential and commercial mortgage-backed securities at December 31, 2015 primarily were composed of senior tranches having high credit support, with over 99% of the collateral consisting of prime loans. The weighted average credit rating of all commercial mortgage-backed securities was AA+ at December 31, 2015.
The percentage of corporate securities associated with the financial services industry was 25% at December 31, 2015 and 21% at December 31, 2014.
Our unrealized loss from all securities was generated from approximately 690 positions out of a total of approximately 2,000 positions at December 31, 2015. All issuers of securities we own that were trading at an unrealized loss at December 31, 2015 remain current on all contractual payments. After taking into account these and other factors previously described, we believe these unrealized losses primarily were caused by an increase in market interest rates in the current markets than when the securities were purchased. At December 31, 2015, we did not intend to sell the securities with an unrealized loss position in accumulated other comprehensive income, and it is not likely that we will be required to sell these securities before recovery of their amortized cost basis. As a result, we believe that the securities with an unrealized loss were not other-than-temporarily impaired at December 31, 2015.
The detail of realized gains (losses) related to investment securities and included within investment income was as follows for the years ended December 31, 2015, 2014, and 2013:

	2015	2014	2013
	(in millions)
Gross realized gains	$179	$29	$33
Gross realized losses	(33)	(9)	(11)
Net realized capital gains	$146	$20	$22
There were no material other-than-temporary impairments in 2015, 2014, or 2013.
The contractual maturities of debt securities available for sale at December 31, 2015, regardless of their balance sheet classification, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(in millions)
Due within one year	$438	$439
Due after one year through five years	1,829	1,871
Due after five years through ten years	1,244	1,264
Due after ten years	2,304	2,384
Mortgage and asset-backed securities	3,203	3,152
Total debt securities	$9,018	$9,110

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. FAIR VALUE
Financial Assets
The following table summarizes our fair value measurements at December 31, 2015 and 2014, respectively, for financial assets measured at fair value on a recurring basis:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
	(in millions)
December 31, 2015
Cash equivalents	$2,229	$2,229	$—	$—
Debt securities:
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	332	—	332	—
Mortgage-backed securities	1,891	—	1,891	—
Tax-exempt municipal securities	2,668	—	2,663	5
Mortgage-backed securities:
Residential	13	—	13	—
Commercial	985	—	985	—
Asset-backed securities	263	—	263	—
Corporate debt securities	2,958	—	2,952	6
Total debt securities	9,110	—	9,099	11
Total invested assets	$11,339	$2,229	$9,099	$11
December 31, 2014
Cash equivalents	$1,712	$1,712	$—	$—
Debt securities:
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	374	—	374	—
Mortgage-backed securities	1,498	—	1,498	—
Tax-exempt municipal securities	3,068	—	3,060	8
Mortgage-backed securities:
Residential	17	—	17	—
Commercial	843	—	843	—
Asset-backed securities	29	—	28	1
Corporate debt securities	3,718	—	3,695	23
Total debt securities	9,547	—	9,515	32
Total invested assets	$11,259	$1,712	$9,515	$32
There were no material transfers between Level 1 and Level 2 during 2015 or 2014.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our Level 3 assets had a fair value of $11 million at December 31, 2015, or 0.1% of our total invested assets. During the years ended December 31, 2015, 2014, and 2013, the changes in the fair value of the assets measured using significant unobservable inputs (Level 3) were comprised of the following:

	For the years ended December 31,
	2015			2014			2013
	Private Placements	Auction Rate Securities	Total	Private Placements	Auction Rate Securities	Total	Private Placements	Auction Rate Securities	Total
	(in millions)
Beginning balance at January 1	$24	$8	$32	$24	$13	$37	$25	$13	$38
Total gains or losses:
Realized in earnings	(1)	—	(1)	—	—	—	—	—	—
Unrealized in other comprehensive income	—	—	—	—	—	—	—	—	—
Purchases	—	—	—	—	—	—	—	—	—
Sales	(17)	(3)	(20)	—	(5)	(5)	—	—	—
Settlements	—	—	—	—	—	—	(1)	—	(1)
Balance at December 31	$6	$5	$11	$24	$8	$32	$24	$13	$37
Financial Liabilities
Our long-term debt, recorded at carrying value in our consolidated balance sheets, was $3,821 million at December 31, 2015 and $3,825 million at December 31, 2014. The fair value of our long-term debt was $3,986 million at December 31, 2015 and $4,102 million at December 31, 2014. The fair value of our long-term debt is determined based on Level 2 inputs, including quoted market prices for the same or similar debt, or if no quoted market prices are available, on the current prices estimated to be available to us for debt with similar terms and remaining maturities.
Due to the short-term nature, carrying value approximates fair value for our commercial paper borrowings.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
As disclosed in Note 3, we completed our acquisition of American Eldercare and other companies during 2015, 2014, and 2013. The values of net tangible assets acquired and the resulting goodwill and other intangible assets were recorded at fair value using Level 3 inputs. The majority of the related tangible assets acquired and liabilities assumed were recorded at their carrying values as of the respective dates of acquisition, as their carrying values approximated their fair values due to their short-term nature. The fair values of goodwill and other intangible assets acquired in these acquisitions were internally estimated primarily based on the income approach. The income approach estimates fair value based on the present value of the cash flows that the assets are expected to generate in the future. We developed internal estimates for the expected cash flows and discount rates in the present value calculations. Other than assets acquired and liabilities assumed in these acquisitions, there were no material assets or liabilities measured at fair value on a nonrecurring basis during 2015, 2014, or 2013.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. MEDICARE PART D
As discussed in Note 2, we cover prescription drug benefits in accordance with Medicare Part D under multiple contracts with CMS. The accompanying consolidated balance sheets include the following amounts associated with Medicare Part D as of December 31, 2015 and 2014. CMS subsidies/discounts in the table below include the reinsurance and low-income cost subsidies funded by CMS for which we assume no risk as well as brand name prescription drug discounts for Part D plan participants in the coverage gap funded by CMS and pharmaceutical manufacturers.

	2015		2014
	Risk Corridor Settlement	CMS Subsidies/ Discounts	Risk Corridor Settlement	CMS Subsidies/ Discounts
	(in millions)
Other current assets	$25	$2,082	$105	$1,690
Trade accounts payable and accrued expenses	(47)	(63)	(36)	(32)
Net current (liability) asset	$(22)	$2,019	$69	$1,658
7. HEALTH CARE REFORM
Operating results for our individual commercial medical business compliant with the Health Care Reform Law have been challenged primarily due to unanticipated modifications in the program subsequent to the passing of the Health Care Reform Law, resulting in higher covered population morbidity and the ensuing enrollment and claims issues causing volatility in claims experience. We took a number of actions in 2015 to improve the profitability of our individual commercial medical business in 2016. These actions were subject to regulatory restrictions in certain geographies and included premium increases for the 2016 coverage year related generally to the first half of 2015 claims experience, the discontinuation of certain products as well as exit of certain markets for 2016, network improvements, enhancements to claims and clinical processes and administrative cost control. Despite these actions, the deterioration in the second half of 2015 claims experience together with 2016 open enrollment results indicating the retention of many high-utilizing members for 2016 resulted in a probable future loss. As a result of our assessment of the profitability of our individual medical policies compliant with the Health Care Reform Law, in the fourth quarter of 2015, we recorded a provision for probable future losses (premium deficiency reserve) for the 2016 coverage year of $176 million in benefits payable in our consolidated balance sheet with a corresponding increase in benefits expense in our consolidated statement of income. The premium deficiency reserve includes the estimated benefit of approximately $340 million associated with risk corridor provisions expected for the 2016 coverage year.
On June 30, 2015 we received notification from CMS of risk adjustment and reinsurance settlement amounts for 2014. We revised our 2014 coverage year estimates to reflect actual amounts and also made a corresponding adjustment to our risk corridor estimate based on these results. The change in estimate for risk adjustment was substantially offset by the corresponding change in estimate for risk corridor, both of which are reflected as changes in premiums revenue in our consolidated statements of income. The change in estimate related to the 3Rs for the 2014 coverage year was a decline in the estimated net receivable of approximately $43 million for the year ended December 31, 2015. In addition, we revised our 3Rs estimates for the 2015 coverage year based on the data from CMS for 2014.
During the year ended December 31, 2015, we paid $186 million in risk adjustment charges and $1 million in risk corridor charges associated with the 2014 coverage year. We received payments of $521 million for reinsurance recoverables, $57 million for risk adjustment settlements, and $26 million for risk corridor settlements associated with the 2014 coverage year during the year ended December 31, 2015. We expect to collect the remaining risk adjustment receivable for the 2014 coverage year of approximately $4 million in 2016.
During 2015, we received our interim settlement associated with our risk corridor receivables for the 2014 coverage year. The interim settlement, representing only 12.6% of risk corridor receivables for the 2014 coverage year, was funded by HHS in accordance with previous guidance, utilizing funds HHS collected from us and other carriers under the 2014 risk corridor program. As discussed in Note 2, HHS provided guidance under the three year risk corridor program that future collections will first be applied to any shortfalls from previous coverage years before application

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to current year obligations. Risk corridor payables to issuers are obligations of the United States Government under the Health Care Reform law which requires the Secretary of HHS to make full payments to issuers. In the event of a shortfall at the end of the three year program, HHS has asserted it will explore other sources of funding for risk corridor payments, subject to the availability of appropriations. Based on the notice from CMS and collections in the fourth quarter of 2015, we classified our remaining gross risk corridor receivables for both the 2014 and 2015 coverage years as long-term because settlement is expected to exceed 12 months at December 31, 2015.
The accompanying consolidated balance sheets include the following amounts associated with the 3Rs at December 31, 2015 and December 31, 2014. Amounts classified as long-term represent settlements that we expect to exceed 12 months at December 31, 2015.

	2015			2014
	Risk Adjustment Settlement	Reinsurance Recoverables	Risk Corridor Settlement	Risk Adjustment Settlement	Reinsurance Recoverables	Risk Corridor Settlement
	(in millions)
2014 Coverage Year
Premiums receivable	$4	$—	$—	$131	$—	$—
Other current assets	—	—	—	—	586	55
Trade accounts payable and accrued expenses	—	—	—	(89)	—	(4)
Net current asset	4	—	—	42	586	51
Other long-term assets	—	—	215	—	—	—
Other long-term liabilities	—	—	—	—	—	—
Net long-term asset	—	—	215	—	—	—
Total 2014 coverage year net asset	4	—	215	42	586	51
2015 Coverage Year
Premiums receivable	122	—	—	—	—	—
Other current assets	—	610	—	—	—	—
Trade accounts payable and accrued expenses	(223)	—	—	—	—	—
Net current (liability) asset	(101)	610	—	—	—	—
Other long-term assets	10	—	244	—	—	—
Other long-term liabilities	—	—	—	—	—	—
Net long-term asset	10	—	244	—	—	—
Total 2015 coverage year net (liability) asset	(91)	610	244	—	—	—
Total net (liability) asset	$(87)	$610	$459	$42	$586	$51

In 2015, we paid the federal government $867 million for the annual health insurance industry fee attributed to calendar year 2015, in accordance with the Health Care Reform Law. In 2014, we paid the federal government $562 million for the annual health insurance industry fee attributed to calendar year 2014. This fee is not deductible for tax purposes.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. PROPERTY AND EQUIPMENT, NET
Property and equipment was comprised of the following at December 31, 2015 and 2014, excluding Concentra amounts classified as held-for-sale at December 31, 2014 for comparative purposes. Net property and equipment associated with Concentra and classified as held-for sale at December 31, 2014 was $191 million.

	2015	2014
	(in millions)
Land	$20	$18
Buildings and leasehold improvements	633	602
Equipment	645	631
Computer software	1,424	1,656
	2,722	2,907
Accumulated depreciation	(1,338)	(1,679)
Property and equipment, net	$1,384	$1,228
Depreciation expense was $354 million in 2015, $328 million in 2014, and $309 million in 2013, including amortization expense for capitalized internally developed and purchased software of $220 million in 2015, $191 million in 2014, and $172 million in 2013.
9. GOODWILL AND OTHER INTANGIBLE ASSETS
The carrying amounts of goodwill for our reportable segments have been retrospectively adjusted as of January 1, 2014 to conform to the 2015 segment change discussed in Note 2. Changes in the carrying amount of goodwill for our reportable segments for the years ended December 31, 2015 and 2014 were as follows:

	Retail	Group	Healthcare Services	Total
	(in millions)
Balance at January 1, 2014	$1,069	$385	$1,799	$3,253
Acquisitions	—	—	19	19
Dispositions	—	—	(40)	(40)
Subsequent payments/adjustments	—	—	(1)	(1)
Balance at December 31, 2014	1,069	385	1,777	3,231
Acquisitions	—	—	35	35
Dispositions	—	—	(1)	(1)
Balance at December 31, 2015	$1,069	$385	$1,811	$3,265
Healthcare Services segment goodwill of $480 million associated with the sale of Concentra was reclassified to assets held-for-sale as of January 1, 2014 for comparative purposes and excluded from the table above. This $480 million of goodwill was disposed of on June 1, 2015 with the completion of the sale of Concentra.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents details of our other intangible assets included in other long-term assets in the accompanying consolidated balance sheets at December 31, 2015 and 2014 and excludes Concentra amounts classified as held-for-sale as of December 31, 2014 for comparative purposes. Net other intangible assets associated with Concentra and classified as held-for-sale at December 31, 2014 were $132 million.

	Weighted Average Life	2015			2014
		Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
		(in millions)
Other intangible assets:
Customer contracts/relationships	9.8 years	$566	$292	$274	$657	$326	$331
Trade names and technology	8.3 years	104	54	50	115	50	65
Provider contracts	14.6 years	51	24	27	52	21	31
Noncompetes and other	8.2 years	32	26	6	41	28	13
Total other intangible assets	9.8 years	$753	$396	$357	$865	$425	$440
Amortization expense for other intangible assets was approximately $93 million in 2015, $121 million in 2014, and $117 million in 2013. The following table presents our estimate of amortization expense for each of the five next succeeding fiscal years:

(in millions)
For the years ending December 31,:
2016	$78
2017	71
2018	62
2019	51
2020	47

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. BENEFITS PAYABLE
Activity in benefits payable, excluding military services, was as follows for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
	(in millions)
Balances at January 1	$4,475	$3,893	$3,775
Less: Reinsurance recoverables	(78)	—	—
Balances at January 1, net	4,397	3,893	3,775
Acquisitions	—	—	5
Incurred related to:
Current year	44,397	38,641	32,711
Prior years	(236)	(518)	(474)
Total incurred	44,161	38,123	32,237
Paid related to:
Current year	(39,802)	(34,357)	(29,103)
Prior years	(4,041)	(3,262)	(3,021)
Total paid	(43,843)	(37,619)	(32,124)
Premium deficiency reserve	176	—	—
Reinsurance recoverable	85	78	—
Balances at December 31	$4,976	$4,475	$3,893
Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development).
Actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. We experienced favorable medical claims reserve development related to prior fiscal years of $236 million in 2015, $518 million in 2014, and $474 million in 2013. The favorable medical claims reserve development for 2015, 2014, and 2013 primarily reflects the consistent application of trend and completion factors estimated using an assumption of moderately adverse conditions. The decline in favorable prior period development in 2015 primarily was due to the impact of lower financial claim recoveries due in part to our gradual implementation during 2014 of inpatient authorization review prior to admission as opposed to post adjudication, as well as higher than expected flu associated claims from the fourth quarter of 2014 and continued volatility in claims associated with individual commercial medical products. The higher favorable prior period development during 2014 and 2013 resulted from increased membership, better than originally expected utilization across most of our major business lines and increased financial recoveries. The increase in financial recoveries primarily resulted from claim audit process enhancements as well as increased volume of claim audits and expanded audit scope. All lines of business benefited from these improvements.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Benefits expense excluded from the previous table was as follows for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
	(in millions)
Premium deficiency reserve for short-duration policies	$176	$—	$—
Military services	12	11	(27)
Future policy benefits	(80)	32	354
Total	$108	$43	$327
In the fourth quarter of 2015, we recognized a premium deficiency reserve for our individual commercial medical business compliant with the Health Care Reform Law associated with the 2016 coverage year as discussed in more detail in Note 7.
Military services benefits expense for 2015 and 2014 reflect expenses associated with our contracts with the Veterans Administration. Military services benefits expense for 2013 reflects the beneficial effect of a favorable settlement of contract claims with the DoD partially offset by expenses associated with our contracts with the Veterans Administration.
The decrease in benefits expense associated with future policy benefits payable in 2015 primarily reflects the release of reserves as individual commercial medical members transitioned to plans compliant with the Health Care Reform Law. The higher benefits expense associated with future policy benefits payable during 2013 relates to reserve strengthening for our closed block of long-term care insurance policies acquired in connection with the 2007 KMG America Corporation, or KMG, acquisition more fully described in Note 18.
11. INCOME TAXES
The provision for income taxes consisted of the following for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
	(in millions)
Current provision:
Federal	$1,067	$1,006	$595
States and Puerto Rico	90	81	53
Total current provision	1,157	1,087	648
Deferred (benefit) provision	(2)	(64)	42
Provision for income taxes	$1,155	$1,023	$690

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The provision for income taxes was different from the amount computed using the federal statutory rate for the years ended December 31, 2015, 2014 and 2013 due to the following:

	2015	2014	2013
	(in millions)
Income tax provision at federal statutory rate	$851	$759	$672
States, net of federal benefit, and Puerto Rico	44	48	32
Tax exempt investment income	(24)	(27)	(26)
Health insurer fee	314	204	—
Nondeductible executive compensation	18	22	6
Concentra sale	(67)	—	—
Other, net	19	17	6
Provision for income taxes	$1,155	$1,023	$690
The provision for income taxes for 2015, 2014, and 2013 reflects an $18 million, $22 million, and $6 million, respectively, estimated impact from limitations on the deductibility of annual compensation in excess of $500,000 per employee as mandated by the Health Care Reform Law. As of December 31, 2015, we do not have material uncertain tax positions reflected in our consolidated balance sheet.
Deferred income tax balances reflect the impact of temporary differences between the tax bases of assets or liabilities and their reported amounts in our consolidated financial statements, and are stated at enacted tax rates expected to be in effect when the reported amounts are actually recovered or settled. Principal components of our net deferred tax balances at December 31, 2015 and 2014 were as follows, excluding Concentra amounts classified as held-for-sale at December 31, 2014 for comparative purposes. The net deferred tax liability associated with Concentra and classified as held-for sale at December 31, 2014 was $55 million.

	Assets (Liabilities)
	2015	2014
	(in millions)
Future policy benefits payable	$200	$320
Compensation and other accrued expenses	130	168
Benefits payable	267	138
Net operating loss carryforward	47	52
Deferred acquisition costs	64	57
Unearned revenues	22	21
Other	13	17
Total deferred income tax assets	743	773
Valuation allowance	(42)	(48)
Total deferred income tax assets, net of valuation allowance	701	725
Depreciable property and intangible assets	(363)	(346)
Investment securities	(37)	(168)
Prepaid expenses	(45)	(55)
Total deferred income tax liabilities	(445)	(569)
Total net deferred income tax assets	$256	$156
Amounts recognized in the consolidated balance sheets:
Other current assets	$—	$79
Other long-term assets	256	77
Total net deferred income tax assets	$256	$156

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2015, the FASB issued new guidance related to accounting for income taxes which changes the balance sheet classification of deferred taxes, requiring deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. We elected to early adopt the guidance and have classified all deferred tax liabilities and assets as noncurrent in our consolidated balance sheet at December 31, 2015 to simplify their presentation. Prior periods were not retrospectively adjusted. If we had retrospectively adjusted our consolidated balance sheet, our other current assets would have declined by $79 million and, similarly, our other long-term assets would have increased by $79 million at December 31, 2014.
At December 31, 2015, we had approximately $126 million of net operating losses to carry forward related to prior acquisitions and our Puerto Rico subsidiaries. These net operating loss carryforwards, if not used to offset future taxable income, will expire from 2016 through 2033. Due to limitations and uncertainty regarding our ability to use some of the carryforwards, a valuation allowance was established on $105 million of these net operating loss carryforwards and $7 million of other items related to Puerto Rico. For the remainder of the net operating loss carryforwards and other cumulative temporary differences, based on our historical record of producing taxable income and profitability, we have concluded that future operating income will be sufficient to give rise to tax expense to recover all deferred tax assets.
We provide for income taxes on the undistributed earnings of our Puerto Rico operations using that jurisdiction’s tax rate, which has been lower historically than the U.S. statutory tax rate. Permanent investment of these earnings has resulted in cumulative unrecognized deferred tax liabilities of approximately $30 million as of December 31, 2015.
We file income tax returns in the United States and certain foreign jurisdictions. The U.S. Internal Revenue Service, or IRS, has completed its examinations of our consolidated income tax returns for 2013 and prior years. Our 2014 tax return is in the post-filing review period under the Compliance Assurance Process (CAP). Our 2015 tax return is under advance review by the IRS under CAP. With few exceptions, which are immaterial in the aggregate, we no longer are subject to state, local and foreign tax examinations for years before 2012. As of December 31, 2015, we are not aware of any material adjustments that may be proposed.
12. DEBT
The carrying value of long-term debt outstanding was as follows at December 31, 2015 and 2014:

	2015	2014
	(in millions)
Long-term debt:
Senior notes:
$500 million, 7.20% due June 15, 2018	$503	$504
$300 million, 6.30% due August 1, 2018	309	312
$400 million, 2.625% due October 1, 2019	400	400
$600 million, 3.15% due December 1, 2022	598	598
$600 million, 3.85% due October 1, 2024	599	599
$250 million, 8.15% due June 15, 2038	266	266
$400 million, 4.625% due December 1, 2042	400	400
$750 million, 4.95% due October 1, 2044	746	746
Total long-term debt	$3,821	$3,825
Senior Notes
In September 2014, we issued $400 million of 2.625% senior notes due October 1, 2019, $600 million of 3.85% senior notes due October 1, 2024 and $750 million of 4.95% senior notes due October 1, 2044. Our net proceeds, reduced for the underwriters' discount and commission and offering expenses, were $1.73 billion. We used a portion of the net proceeds to redeem the $500 million 6.45% senior unsecured notes as discussed below.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In October 2014, we redeemed the $500 million 6.45% senior unsecured notes due June 1, 2016, at 100% of the principal amount plus applicable premium for early redemption and accrued and unpaid interest to the redemption date, for cash totaling approximately $560 million. We recognized a loss on extinguishment of debt of approximately $37 million in October 2014 for the redemption of these notes.

Our senior notes, which are unsecured, may be redeemed at our option at any time at 100% of the principal amount plus accrued interest and a specified make-whole amount. The 7.20% and 8.15% senior notes are subject to an interest rate adjustment if the debt ratings assigned to the notes are downgraded (or subsequently upgraded). In addition, our senior notes (other than the 6.30% senior notes) contain a change of control provision that may require us to purchase the notes under certain circumstances. On July 2, 2015 we entered into a Merger Agreement with Aetna that, when closed, may require redemption of the notes if the notes are downgraded below investment grade by both Standard & Poor’s Rating Services, or S&P and Moody’s Investors Services, Inc., or Moody’s.
Prior to 2009, we were parties to interest-rate swap agreements that exchanged the fixed interest rate under our senior notes for a variable interest rate based on LIBOR. As a result, the carrying value of the senior notes was adjusted to reflect changes in value caused by an increase or decrease in interest rates. During 2008, we terminated all of our swap agreements. The cumulative adjustment to the carrying value of our senior notes was $103 million as of the termination date which is being amortized as a reduction to interest expense over the remaining term of the senior notes. In October 2014, the redemption of our 6.45% senior notes reduced the unamortized carrying value adjustment by $12 million. The unamortized carrying value adjustment was $28 million as of December 31, 2015 and $32 million as of December 31, 2014.
Credit Agreement
Our 5-year $1.0 billion unsecured revolving credit agreement expires July 2018. Under the credit agreement, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion bears interest at either LIBOR plus a spread or the base rate plus a spread. The LIBOR spread, currently 110 basis points, varies depending on our credit ratings ranging from 90 to 150 basis points. We also pay an annual facility fee regardless of utilization. This facility fee, currently 15 basis points, may fluctuate between 10 and 25 basis points, depending upon our credit ratings. The competitive advance portion of any borrowings will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate based on LIBOR, at our option.
The terms of the credit agreement include standard provisions related to conditions of borrowing, including a customary material adverse effect clause which could limit our ability to borrow additional funds. In addition, the credit agreement contains customary restrictive and financial covenants as well as customary events of default, including financial covenants regarding the maintenance of a minimum level of net worth of $8.5 billion at December 31, 2015 and a maximum leverage ratio of 3.0:1. We are in compliance with the financial covenants, with actual net worth of $10.3 billion and an actual leverage ratio of 1.3:1, as measured in accordance with the credit agreement as of December 31, 2015. In addition, the credit agreement includes an uncommitted $250 million incremental loan facility.
At December 31, 2015, we had no borrowings outstanding under the credit agreement and we had outstanding letters of credit of $1 million secured under the credit agreement. No amounts have been drawn on these letters of credit. Accordingly, as of December 31, 2015, we had $999 million of remaining borrowing capacity under the credit agreement, none of which would be restricted by our financial covenant compliance requirement. We have other customary, arms-length relationships, including financial advisory and banking, with some parties to the credit agreement.
Commercial Paper
In October 2014, we entered into a commercial paper program pursuant to which we may issue short-term, unsecured commercial paper notes privately placed on a discount basis through certain broker dealers. Amounts available under the program may be borrowed, repaid and re-borrowed from time to time, with the aggregate face or principal amount outstanding under the program at any time not to exceed $1 billion. The net proceeds of issuances have been and are expected to be used for general corporate purposes. The maximum principal amount outstanding at any one time during

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the year ended December 31, 2015 was $414 million, with $299 million outstanding at December 31, 2015. There were no outstanding borrowings at December 31, 2014.
13. EMPLOYEE BENEFIT PLANS
Employee Savings Plan
We have defined contribution retirement savings plans covering eligible employees which include matching contributions based on the amount of our employees’ contributions to the plans. The cost of these plans amounted to approximately $188 million in 2015, $176 million in 2014, and $155 million in 2013. The Company’s cash match is invested pursuant to the participant’s contribution direction. Based on the closing price of our common stock of $178.51 on December 31, 2015, approximately 13% of the retirement and savings plan’s assets were invested in our common stock, or approximately 2.5 million shares, representing 2% of the shares outstanding as of December 31, 2015. At December 31, 2015, approximately 3.4 million shares of our common stock were reserved for issuance under our defined contribution retirement savings plans.
Stock-Based Compensation
We have plans under which options to purchase our common stock and restricted stock units have been granted to executive officers, directors and key employees. For awards granted prior to July 2, 2015, our equity award agreements generally contain provisions whereby the awards automatically accelerate and vest upon change in control, including those granted to retirement-eligible participants described below. The Merger discussed in Note 2 qualifies as a change in control event under our equity award agreements. Awards granted on or after July 2, 2015 would generally require both a change in control and termination of employment within 2 years of the date of the change in control to accelerate the vesting, including those granted to retirement-eligible participants.
The terms and vesting schedules for stock-based awards vary by type of grant. Generally, the awards vest upon time-based conditions. We have also granted awards to certain employees that vest upon a combination of time and performance-based conditions. The stock awards of retirement-eligible participants granted prior to July 2, 2015 generally will continue to fully vest on the originally scheduled vest date upon retirement from the Company. For stock awards of retirement-eligible employees granted on or after July 2, 2015, awards are generally earned ratably over the service period for each tranche. Accordingly, upon retirement the earned portion of the current tranche will continue to vest on the originally scheduled vest date and any remaining unearned portion of the award will be forfeited. Our equity award program includes a retirement provision that generally treats employees with a combination of age and years of services with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of 5 years of service, as retirement-eligible. Upon exercise, stock-based compensation awards are settled with authorized but unissued company stock or treasury stock.
The compensation expense that has been charged against income for these plans was as follows for the years ended December 31, 2015, 2014, and 2013:

	2015	2014	2013
	(in millions)
Stock-based compensation expense by type:
Restricted stock	$99	$91	$84
Stock options	10	7	8
Total stock-based compensation expense	109	98	92
Tax benefit recognized	(26)	(22)	(22)
Stock-based compensation expense, net of tax	$83	$76	$70
The tax benefit recognized in our consolidated financial statements is based on the amount of compensation expense recorded for book purposes, subject to limitations on the deductibility of annual compensation in excess of $500,000 per employee as mandated by the Health Care Reform Law. The actual tax benefit realized in our tax return is based

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on the intrinsic value, or the excess of the market value over the exercise or purchase price, of stock options exercised and restricted stock vested during the period, subject to limitations on the deductibility of annual compensation in excess of $500,000 per employee as mandated by the Health Care Reform Law. The actual tax benefit realized for the deductions taken on our tax returns from option exercises and restricted stock vesting totaled $34 million in 2015, $30 million in 2014, and $20 million in 2013. There was no capitalized stock-based compensation expense during these years.
At December 31, 2015, there were 18.1 million shares reserved for stock award plans. These reserved shares included giving effect to, under the 2011 Plan, 8.7 million shares of common stock available for future grants assuming all stock options were granted or 3.8 million shares available for future grants assuming all restricted stock were granted. Shares may be issued from authorized but unissued company stock or treasury stock.
Restricted Stock
Restricted stock is granted with a fair value equal to the market price of our common stock on the date of grant and generally vests three years from the date of grant. Restricted stock granted on or after July 2, 2015, generally vests in equal annual tranches over a three year period from the date of grant. Certain of our restricted stock units also include performance-based conditions generally associated with strategic membership growth and return on invested capital. Restricted stock units have forfeitable dividend equivalent rights equal to the dividend paid on common stock. The weighted-average grant date fair value of our restricted stock was $165.26 in 2015, $103.57 in 2014, and $73.50 in 2013. Activity for our restricted stock was as follows for the year ended December 31, 2015:

	Shares	Weighted- Average Grant-Date Fair Value
	(shares in thousands)
Nonvested restricted stock at December 31, 2014	3,635	$85.52
Granted	837	165.26
Vested	(919)	84.95
Forfeited	(188)	98.92
Nonvested restricted stock at December 31, 2015	3,365	$104.58
Approximately 30% of the nonvested restricted stock at December 31, 2015 included performance-based conditions.
The fair value of shares vested was $153 million during 2015, $99 million during 2014, and $52 million during 2013. Total compensation expense not yet recognized related to nonvested restricted stock was $88 million at December 31, 2015. We expect to recognize this compensation expense over a weighted-average period of approximately 1.4 years. There are no other contractual terms covering restricted stock once vested.
Stock Options
Stock options are granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant. Our stock plans, as approved by the Board of Directors and stockholders, define fair market value as the average of the highest and lowest stock prices reported on the composite tape by the New York Stock Exchange on a given date. Exercise provisions vary, but most options vest in whole or in part 1 to 3 years after grant and expire 7 years after grant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted-average fair value of each option granted during 2015, 2014, and 2013 is provided below. The fair value was estimated on the date of grant using the Black-Scholes pricing model with the weighted-average assumptions indicated below:

	2015	2014	2013
Weighted-average fair value at grant date	$36.91	$22.45	$21.80
Expected option life (years)	4.2 years	4.3 years	4.4 years
Expected volatility	27.4%	27.6%	38.8%
Risk-free interest rate at grant date	1.4%	1.3%	0.8%
Dividend yield	0.7%	1.1%	1.5%
When valuing employee stock options, we stratify the employee population into three homogenous groups that historically have exhibited similar exercise behaviors. These groups are executive officers, directors, and all other employees. We value the stock options based on the unique assumptions for each of these employee groups.
We calculate the expected term for our employee stock options based on historical employee exercise behavior and base the risk-free interest rate on a traded zero-coupon U.S. Treasury bond with a term substantially equal to the option’s expected term.
The volatility used to value employee stock options is based on historical volatility. We calculate historical volatility using a simple-average calculation methodology based on daily price intervals as measured over the expected term of the option.
Activity for our option plans was as follows for the year ended December 31, 2015:

	Shares Under Option	Weighted-Average Exercise Price
	(shares in thousands)
Options outstanding at December 31, 2014	768	$82.45
Granted	377	164.80
Exercised	(304)	76.25
Forfeited	(6)	83.58
Options outstanding at December 31, 2015	835	$121.89
Options exercisable at December 31, 2015	203	$78.30
As of December 31, 2015, outstanding stock options, substantially all of which are expected to vest, had an aggregate intrinsic value of $48 million, and a weighted-average remaining contractual term of 5.0 years. As of December 31, 2015, exercisable stock options had an aggregate intrinsic value of $20 million, and a weighted-average remaining contractual term of 3.5 years. The total intrinsic value of stock options exercised during 2015 was $28 million, compared with $32 million during 2014 and $39 million during 2013. Cash received from stock option exercises totaled $23 million in 2015, $52 million in 2014, and $67 million in 2013.
Total compensation expense not yet recognized related to nonvested options was $10 million at December 31, 2015. We expect to recognize this compensation expense over a weighted-average period of approximately 1.9 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. EARNINGS PER COMMON SHARE COMPUTATION
Detail supporting the computation of basic and diluted earnings per common share was as follows for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
	(dollars in millions, except per common share results, number of shares/options in thousands)
Net income available for common stockholders	$1,276	$1,147	$1,231
Weighted-average outstanding shares of common stock used to compute basic earnings per common share	149,455	154,187	157,503
Dilutive effect of:
Employee stock options	192	230	322
Restricted stock	1,495	1,457	1,326
Shares used to compute diluted earnings per common share	151,142	155,874	159,151
Basic earnings per common share	$8.54	$7.44	$7.81
Diluted earnings per common share	$8.44	$7.36	$7.73
Number of antidilutive stock options and restricted stock awards excluded from computation	415	320	704
15. STOCKHOLDERS’ EQUITY
Dividends
The following table provides details of dividend payments, excluding dividend equivalent rights, in 2013, 2014, and 2015 under our Board approved quarterly cash dividend policy:

Payment Date	Amount per Share	Total Amount
		(in millions)
2013	$1.06	$167
2014	$1.10	$170
2015	$1.14	$170
The Merger Agreement discussed in Note 2 does not impact our ability and intent to continue quarterly dividend payments prior to the closing of the Merger consistent with our historical dividend payments. Under the terms of the Merger Agreement, we have agreed with Aetna that our quarterly dividend will not exceed $0.29 per share prior to the closing of the Merger. Declaration and payment of future quarterly dividends is at the discretion of our Board and may be adjusted as business needs or market conditions change. In addition, under the terms of the Merger Agreement, we have agreed with Aetna to coordinate the declaration and payment of dividends so that our stockholders do not fail to receive a quarterly dividend around the time of the closing of the Merger.
On October 29, 2015, the Board declared a cash dividend of $0.29 per share that was paid on January 29, 2016 to stockholders of record on December 30, 2015, for an aggregate amount of $43 million.
Stock Repurchases
In September 2014, our Board of Directors replaced a previous share repurchase authorization of up to $1 billion (of which $816 million remained unused) with a new current authorization for repurchases of up to $2 billion of our common shares exclusive of shares repurchased in connection with employee stock plans, expiring on December 31, 2016. Under the share repurchase authorization, shares may be purchased from time to time at prevailing prices in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

open market, by block purchases, through plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or in privately-negotiated transactions (including pursuant to accelerated share repurchase agreements with investment banks), subject to certain regulatory restrictions on volume, pricing, and timing. Pursuant to the Merger Agreement, after July 2, 2015, we are prohibited from repurchasing any of our outstanding securities without the prior written consent of Aetna, other than repurchases of shares of our common stock in connection with the exercise of outstanding stock options or the vesting or settlement of outstanding restricted stock awards. Accordingly, as announced on July 3, 2015, we have suspended our share repurchase program. Our remaining repurchase authorization was $1.04 billion as of July 3, 2015.
Excluding shares acquired in connection with employee stock plans as well as 0.36 million shares received in March 2015 upon final settlement of our accelerated share repurchase agreement, or ASR Agreement, described below for which no cash was paid during the period, share repurchases were as follows during the years ended December 31, 2015, 2014 and 2013:

		Year Ended December 31,
		2015		2014			2013
Authorization Date	Purchase Not to Exceed	Shares	Cost	Shares	Cost		Shares	Cost
	(in millions)
September 2014	$2,000	1.85	$329	4.10	$635	(a)	—	$—
April 2014	1,000	—	—	1.50	184		—	—
April 2013	1,000	—	—	0.10	11		4.55	420
April 2012	1,000	—	—	—	—		1.22	82
Total repurchases		1.85	$329	5.70	$830		5.77	$502
(a) Includes $100 million held back by Goldman Sachs pending final settlement of the ASR
Agreement in March 2015 at which time we received an additional 0.36 million shares which are excluded from the table above.

On November 7, 2014, we announced that we had entered into an accelerated share repurchase agreement, or ASR Agreement, with Goldman, Sachs & Co., or Goldman Sachs, to repurchase $500 million of our common stock as part of the $2 billion share repurchase program authorized in September 2014. Under the ASR Agreement, on November 10, 2014, we made a payment of $500 million to Goldman Sachs from available cash on hand and received an initial delivery of 3.06 million shares of our common stock from Goldman Sachs based on the then current market price of Humana common stock.  The payment to Goldman Sachs was recorded as a reduction to stockholders’ equity, consisting of a $400 million increase in treasury stock, which reflected the value of the initial 3.06 million shares received upon initial settlement, and a $100 million decrease in capital in excess of par value, which reflected the value of stock held back by Goldman Sachs pending final settlement of the ASR Agreement. Upon settlement of the ASR on March 13, 2015, we received an additional 0.36 million shares as determined by the average daily volume weighted-average share price of our common stock during the term of the ASR Agreement of $146.21, bringing the total shares received under this program to 3.42 million. In addition, upon settlement we reclassified the $100 million value of stock initially held back by Goldman Sachs from capital in excess of par value to treasury stock.
In connection with employee stock plans, we acquired 0.3 million common shares for $56 million in 2015, 0.4 million common shares for $42 million in 2014, and 0.3 million common shares for $29 million in 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Regulatory Requirements
Certain of our subsidiaries operate in states that regulate the payment of dividends, loans, or other cash transfers to Humana Inc., our parent company, and require minimum levels of equity as well as limit investments to approved securities. The amount of dividends that may be paid to Humana Inc. by these subsidiaries, without prior approval by state regulatory authorities, or ordinary dividends, is limited based on the entity’s level of statutory income and statutory capital and surplus. In most states, prior notification is provided before paying a dividend even if approval is not required.
Although minimum required levels of equity are largely based on premium volume, product mix, and the quality of assets held, minimum requirements vary significantly at the state level. Our state regulated insurances subsidiaries had aggregate statutory capital and surplus of approximately $6.6 billion and $6.0 billion as of December 31, 2015 and 2014, respectively, which exceeded aggregate minimum regulatory requirements of $4.6 billion and $4.1 billion, respectively. Subsidiary dividends are subject to state regulatory approval, the amount and timing of which could be reduced or delayed. Excluding Puerto Rico subsidiaries, the amount of ordinary dividends that may be paid to our parent company in 2016 is approximately $900 million in the aggregate. This compares to dividends that were paid to our parent company in 2015 of approximately $493 million. Actual dividends paid may vary due to consideration of excess statutory capital and surplus and expected future surplus requirements related to, for example, premium volume and product mix.
16. COMMITMENTS, GUARANTEES AND CONTINGENCIES
Leases
We lease facilities, computer hardware, and other furniture and equipment under long-term operating leases that are noncancelable and expire on various dates through 2026. We sublease facilities or partial facilities to third party tenants for space not used in our operations. Rent with scheduled escalation terms are accounted for on a straight-line basis over the lease term. Rent expense and sublease rental income, which are recorded net as an operating cost, for all operating leases were as follows for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
	(in millions)
Rent expense	$201	$226	$227
Sublease rental income	(25)	(14)	(11)
Net rent expense	$176	$212	$216
Future annual minimum payments due subsequent to December 31, 2015 under all of our noncancelable operating leases with initial terms in excess of one year are as follows:

	Minimum Lease Payments	Sublease Rental Receipts	Net Lease Commitments
	(in millions)
For the years ending December 31,:
2016	$173	$(16)	$157
2017	159	(16)	143
2018	127	(14)	113
2019	94	(11)	83
2020	54	(7)	47
Thereafter	90	(45)	45
Total	$697	$(109)	$588

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Purchase Obligations
We have agreements to purchase services, primarily information technology related services, or to make improvements to real estate, in each case that are enforceable and legally binding on us and that specify all significant terms, including: fixed or minimum levels of service to be purchased; fixed, minimum or variable price provisions; and the appropriate timing of the transaction. We have purchase obligation commitments of $74 million in 2016, $44 million in 2017, $30 million in 2018, $1 million in 2019, and $1 million thereafter. Purchase obligations exclude agreements that are cancelable without penalty.
Off-Balance Sheet Arrangements
As part of our ongoing business, we do not participate or knowingly seek to participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, or SPEs, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2015, we were not involved in any SPE transactions.
Guarantees and Indemnifications
Through indemnity agreements approved by the state regulatory authorities, certain of our regulated subsidiaries generally are guaranteed by Humana Inc., our parent company, in the event of insolvency for (1) member coverage for which premium payment has been made prior to insolvency; (2) benefits for members then hospitalized until discharged; and (3) payment to providers for services rendered prior to insolvency. Our parent also has guaranteed the obligations of our military services subsidiaries.
In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of us, or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.
Government Contracts
Our Medicare products, which accounted for approximately 72% of our total premiums and services revenue for the year ended December 31, 2015, primarily consisted of products covered under the Medicare Advantage and Medicare Part D Prescription Drug Plan contracts with the federal government. These contracts are renewed generally for a calendar year term unless CMS notifies us of its decision not to renew by May 1 of the calendar year in which the contract would end, or we notify CMS of our decision not to renew by the first Monday in June of the calendar year in which the contract would end. All material contracts between Humana and CMS relating to our Medicare products have been renewed for 2016, and all of our product offerings filed with CMS for 2016 have been approved.
CMS uses a risk-adjustment model which apportions premiums paid to Medicare Advantage, or MA, plans according to health severity of covered members. The risk-adjustment model pays more for enrollees with predictably higher costs. Under this model, rates paid to MA plans are based on actuarially determined bids, which include a process whereby our prospective payments are based on a comparison of our beneficiaries’ risk scores, derived from medical diagnoses, to those enrolled in the government’s traditional fee-for-service Medicare program (referred to as "Medicare FFS"). Under the risk-adjustment methodology, all MA plans must collect and submit the necessary diagnosis code information from hospital inpatient, hospital outpatient, and physician providers to CMS within prescribed deadlines. The CMS risk-adjustment model uses the diagnosis data to calculate the risk-adjusted premium payment to MA plans, which CMS adjusts for coding pattern differences between the health plans and the government fee-for-service program. We generally rely on providers, including certain providers in our network who are our employees, to code their claim submissions with appropriate diagnoses, which we send to CMS as the basis for our payment received from CMS under the actuarial risk-adjustment model. We also rely on these providers to document appropriately all medical data, including the diagnosis data submitted with claims. In addition, we conduct medical record reviews as part of our data

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and payment accuracy compliance efforts, to more accurately reflect diagnosis conditions under the risk adjustment model. These compliance efforts include the internal contract level audits described in more detail below.
CMS is continuing to perform audits of various companies’ selected MA contracts related to this risk adjustment diagnosis data. We refer to these audits as Risk-Adjustment Data Validation Audits, or RADV audits. RADV audits review medical records in an attempt to validate provider medical record documentation and coding practices which influence the calculation of premium payments to MA plans.
In 2012, CMS released a “Notice of Final Payment Error Calculation Methodology for Part C Medicare Advantage Risk Adjustment Data Validation (RADV) Contract-Level Audits.” The payment error calculation methodology provides that, in calculating the economic impact of audit results for an MA contract, if any, the results of the audit sample will be extrapolated to the entire MA contract based upon a comparison to “benchmark” audit data in Medicare FFS (which we refer to as the "FFS Adjuster"). This comparison to the FFS Adjuster is necessary to determine the economic impact, if any, of audit results because the government program data set, including any attendant errors that are present in that data set, provides the basis for MA plans’ risk adjustment to payment rates. CMS already makes other adjustments to payment rates based on a comparison of coding pattern differences between MA plans and Medicare FFS data (such as for frequency of coding for certain diagnoses in MA plan data versus the government program data set).
The final methodology, including the first application of extrapolated audit results to determine audit settlements, is expected to be applied to RADV contract level audits currently being conducted for contract year 2011 in which two of our Medicare Advantage plans are being audited. Per CMS guidance, selected MA contracts will be notified of an audit at some point after the close of the final reconciliation for the payment year being audited. The final reconciliation occurs in August of the calendar year following the payment year. We were notified on September 15, 2015, that five of our Medicare Advantage contracts have been selected for audit for contract year 2012.
Estimated audit settlements are recorded as a reduction of premiums revenue in our consolidated statements of income, based upon available information. We perform internal contract level audits based on the RADV audit methodology prescribed by CMS. Included in these internal contract level audits is an audit of our Private Fee-For-Service business which we used to represent a proxy of the FFS Adjuster which has not yet been released. We based our accrual of estimated audit settlements for each contract year on the results of these internal contract level audits and update our estimates as each audit is completed. Estimates derived from these results were not material to our results of operations, financial position, or cash flows. However, as indicated, we are awaiting additional guidance from CMS regarding the FFS Adjuster. Accordingly, we cannot determine whether such RADV audits will have a material adverse effect on our results of operations, financial position, or cash flows.
In addition, CMS' comments in formalized guidance regarding “overpayments” to MA plans appear to be inconsistent with CMS' prior RADV audit guidance. These statements, contained in the preamble to CMS’ final rule release regarding Medicare Advantage and Part D prescription drug benefit program regulations for Contract Year 2015, appear to equate each Medicare Advantage risk adjustment data error with an “overpayment” without reconciliation to the principles underlying the FFS Adjuster referenced above. We will continue to work with CMS to ensure that MA plans are paid accurately and that payment model principles are in accordance with the requirements of the Social Security Act, which, if not implemented correctly could have a material adverse effect on our results of operations, financial position, or cash flows.
At December 31, 2015, our military services business, which accounted for approximately 1% of our total premiums and services revenue for the year ended December 31, 2015, primarily consisted of the TRICARE South Region contract. The current 5-year South Region contract, which expires March 31, 2017, is subject to annual renewals on April 1 of each year during its term at the government’s option. On January 22, 2016, we received notice from the Defense Health Agency, or DHA, of its intent to exercise its option to extend the TRICARE South Region contract through March 31, 2017. On April 24, 2015, a request for proposal was issued for the next generation of TRICARE contracts for the period beginning April 1, 2017. The request for proposal provides for the consolidation of three regions into two - East and West. The current North Region and South Region are to be combined to form the East Region. We responded to the request for proposal on July 22, 2015. On January 15, 2016, we received a request for Final Proposal Revisions that we responded to on February 16, 2016.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our state-based Medicaid business accounted for approximately 4% of our total premiums and services revenue for the year ended December 31, 2015. In addition to our state-based Temporary Assistance for Needy Families, or TANF, Medicaid contracts in Florida and Kentucky, we have contracts in Illinois and Virginia for stand-alone dual eligible demonstration programs serving individuals dually eligible for both the federal Medicare program and the applicable state-based Medicaid program as well as an Integrated Care Program, or ICP, Medicaid contract in Illinois. We began serving members in Illinois in the first quarter of 2014 and in Virginia in the second quarter of 2014. In addition, we began serving members in Long-Term Support Services (LTSS) regions in Florida at various effective dates ranging from the second half of 2013 through the first quarter of 2014.
The loss of any of the contracts above or significant changes in these programs as a result of legislative or regulatory action, including reductions in premium payments to us, regulatory restrictions on profitability, including by comparison of our Medicare Advantage profitability to our non-Medicare Advantage business profitability and a requirement that they remain within certain ranges of each other, or increases in member benefits without corresponding increases in premium payments to us, may have a material adverse effect on our results of operations, financial position, and cash flows.
Legal Proceedings and Certain Regulatory Matters
Florida Matters
On January 6, 2012, the Civil Division of the United States Attorney’s Office for the Southern District of Florida advised us that it is seeking documents and information from us and several of our affiliates relating to several matters including the coding of medical claims by one or more South Florida medical providers, and loans to physician practices. On May 1, 2014, the U.S. Attorney's Office filed a Notice of Non-Intervention in connection with a civil qui tam suit related to one of these matters captioned United States of America ex rel. Olivia Graves v. Plaza Medical Centers, et al., and the Court ordered the complaint unsealed. Subsequently, the individual plaintiff amended the complaint and served the Company, opting to continue to pursue the action. The individual plaintiff has filed a third amended complaint which we answered on October 16, 2015. The Court has ordered trial to commence on October 3, 2016 if the matter is not resolved prior to trial. We continue to cooperate with and respond to information requests from the U.S. Attorney’s office. These matters could result in additional qui tam litigation.
As previously disclosed, the Civil Division of the United States Department of Justice had provided us with an information request, separate from but related to the Plaza Medical matter, concerning our Medicare Part C risk adjustment practices. The request relates to our oversight and submission of risk adjustment data generated by providers in our Medicare Advantage network, including the providers identified in the Plaza Medical matter, as well as to our business and compliance practices related to risk adjustment data generated by our providers and by us, including medical record reviews conducted as part of our data and payment accuracy compliance efforts, the use of health and well-being assessments, and our fraud detection efforts. We believe that this request for information is in connection with a wider review of Medicare Risk Adjustment generally that includes a number of Medicare Advantage plans, providers and vendors. We continue to cooperate with and voluntarily respond to the information requests from the Department of Justice and the U.S. Attorney’s Office. These matters are expected to result in additional qui tam litigation.
On June 16, 2015, the U.S. Attorney’s Office filed a Declination Notice, indicating its intent not to intervene, in connection with a civil qui tam suit captioned U.S. ex rel. Ramsey-Ledesma v. Censeo, et al., and the Court ordered the complaint unsealed. Subsequently, the individual plaintiff filed a second amended complaint and served the Company, opting to continue to pursue the action. The plaintiff’s second amended complaint names several other defendants, including CenseoHealth. On January 8, 2016, we and the other defendants each filed a motion to dismiss the second amended complaint.
Litigation Related to the Merger

In connection with the Merger, three putative class action complaints were filed by purported Humana stockholders challenging the Merger, two in the Circuit Court of Jefferson County, Kentucky and one in the Court of Chancery of the State of Delaware. The complaints are captioned Solak v. Broussard et al., Civ. Act. No. 15CI03374 (Kentucky

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

state court), Litwin v. Broussard et al., Civ. Act. No. 15CI04054 (Kentucky state court) and Scott v. Humana Inc. et al., C.A. No. 11323-VCL (Delaware state court). The complaints name as defendants each member of Humana’s board of directors, Aetna, and, in the case of the Delaware complaint, Humana. The complaints generally allege, among other things, that the individual members of our board of directors breached their fiduciary duties owed to our stockholders by entering into the Merger Agreement, approving the mergers as contemplated by the Merger Agreement, and failing to take steps to maximize the value of Humana to our stockholders, and that Aetna, and, in the case of the Delaware complaint, Humana aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the merger undervalues Humana, that the process leading up to the execution of the Merger Agreement was flawed, that the members of our board of directors improperly placed their own financial interests ahead of those of our stockholders, and that certain provisions of the Merger Agreement improperly favor Aetna and impede a potential alternative transaction. Among other remedies, the complaints seek equitable relief rescinding the Merger Agreement and enjoining the defendants from completing the mergers as well as costs and attorneys’ fees. We refer to all these cases collectively in this report as the Merger Litigation. On August 20, 2015, the parties in the Kentucky state cases filed a stipulation and proposed order with the court to consolidate these cases into a single action captioned In re Humana Inc. Shareholder Litigation, Civ. Act. No. 15CI03374.

On October 9, 2015, solely to avoid the costs, risks, and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, we and the other named defendants in the Merger Litigation signed a memorandum of understanding, which we refer to as the MOU, to settle the Merger Litigation. Subject to court approval and further definitive documentation in a stipulation of settlement that will be subject to customary conditions, the MOU resolved the claims brought in the Merger Litigation and provided that we would make certain additional disclosures related to the proposed mergers. The MOU further provided for, among other things, dismissal of the Merger Litigation with prejudice and a release and settlement by the purported class of our stockholders of all claims against the defendants and their affiliates and agents in connection with the Merger Agreement and transactions and disclosures related to the Merger Agreement. The asserted claims will not be released until such stipulation of settlement receives court approval. The foregoing terms and conditions will be defined by the stipulation of settlement, and class members will receive a separate notice describing the settlement terms and their rights in connection with the approval of the settlement. In connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition for an award of attorneys’ fees and expenses. We will pay or cause to be paid any court awarded attorneys’ fees and expenses. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that a court will approve such settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the MOU may be terminated. Because the MOU contemplates that the Kentucky court will be asked to approve the settlement, the plaintiffs have already withdrawn the Delaware case.
Other Lawsuits and Regulatory Matters
Our current and past business practices are subject to review or other investigations by various state insurance and health care regulatory authorities and other state and federal regulatory authorities. These authorities regularly scrutinize the business practices of health insurance, health care delivery and benefits companies. These reviews focus on numerous facets of our business, including claims payment practices, statutory capital requirements, provider contracting, risk adjustment, competitive practices, commission payments, privacy issues, utilization management practices, pharmacy benefits, access to care, and sales practices, among others. Some of these reviews have historically resulted in fines imposed on us and some have required changes to some of our practices. We continue to be subject to these reviews, which could result in additional fines or other sanctions being imposed on us or additional changes in some of our practices.
We also are involved in various other lawsuits that arise, for the most part, in the ordinary course of our business operations, certain of which may be styled as class-action lawsuits. Among other matters, this litigation may include employment matters, claims of medical malpractice, bad faith, nonacceptance or termination of providers, anticompetitive practices, improper rate setting, provider contract rate disputes, failure to disclose network discounts and various other provider arrangements, general contractual matters, intellectual property matters, and challenges to subrogation practices. For example, a number of hospitals and other providers have asserted that, under their network provider contracts, we are not entitled to reduce Medicare Advantage payments to these providers in connection with changes in Medicare payment systems and in accordance with the Balanced Budget and Emergency Deficit Control

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Act of 1985, as amended (commonly referred to as “sequestration”). Those challenges have led and could lead to arbitration demands or other litigation. Also, under state guaranty assessment laws, including those related to state cooperative failures in the industry, we may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as we do.
As a government contractor, we may also be subject to qui tam litigation brought by individuals who seek to sue on behalf of the government, alleging that the government contractor submitted false claims to the government including, among other allegations, those resulting from coding and review practices under the Medicare risk adjustment model. Qui tam litigation is filed under seal to allow the government an opportunity to investigate and to decide if it wishes to intervene and assume control of the litigation. If the government does not intervene, the lawsuit is unsealed, and the individual may continue to prosecute the action on his or her own, on behalf of the government. We also are subject to other allegations of non-performance of contractual obligations to providers, members, and others, including failure to properly pay claims, improper policy terminations, challenges to our implementation of the Medicare Part D prescription drug program and other litigation.
A limited number of the claims asserted against us are subject to insurance coverage. Personal injury claims, claims for extracontractual damages, care delivery malpractice, and claims arising from medical benefit denials are covered by insurance from our wholly owned captive insurance subsidiary and excess carriers, except to the extent that claimants seek punitive damages, which may not be covered by insurance in certain states in which insurance coverage for punitive damages is not permitted. In addition, insurance coverage for all or certain forms of liability has become increasingly costly and may become unavailable or prohibitively expensive in the future.
We record accruals for the contingencies discussed in the sections above to the extent that we conclude it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. No estimate of the possible loss or range of loss in excess of amounts accrued, if any, can be made at this time regarding the matters specifically described above because of the inherently unpredictable nature of legal proceedings, which also may be exacerbated by various factors, including: (i) the damages sought in the proceedings are unsubstantiated or indeterminate; (ii) discovery is not complete; (iii) the proceeding is in its early stages; (iv) the matters present legal uncertainties; (v) there are significant facts in dispute; (vi) there are a large number of parties (including where it is uncertain how liability, if any, will be shared among multiple defendants); or (vii) there is a wide range of potential outcomes.
The outcome of any current or future litigation or governmental or internal investigations, including the matters described above, cannot be accurately predicted, nor can we predict any resulting judgments, penalties, fines or other sanctions that may be imposed at the discretion of federal or state regulatory authorities or as a result of actions by third parties. Nevertheless, it is reasonably possible that any such outcome of litigation, judgments, penalties, fines or other sanctions could be substantial, and the outcome of these matters may have a material adverse effect on our results of operations, financial position, and cash flows, and may also affect our reputation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. SEGMENT INFORMATION
On January 1, 2015, we realigned certain of our businesses among our reportable segments to correspond with internal management reporting changes and renamed our Employer Group segment to the Group segment. Our three reportable segments remain Retail, Group, and Healthcare Services. The more significant realignments included reclassifying Medicare benefits offered to groups to the Retail segment from the Group segment, bringing all of our Medicare offerings, which are now managed collectively, together in one segment, recognizing that in some instances we market directly to individuals that are part of a group Medicare account. In addition, we realigned our military services business, primarily consisting of our TRICARE South Region contract previously included in the Other Businesses category, to our Group segment as we consider this contract with the government to be a group account. Prior period segment financial information has been recast to conform to the 2015 presentation.
We manage our business with three reportable segments: Retail, Group, and Healthcare Services. In addition, the Other Businesses category includes businesses that are not individually reportable because they do not meet the quantitative thresholds required by generally accepted accounting principles. These segments are based on a combination of the type of health plan customer and adjacent businesses centered on well-being solutions for our health plans and other customers, as described below. These segment groupings are consistent with information used by our Chief Executive Officer to assess performance and allocate resources.
The Retail segment consists of Medicare benefits, marketed to individuals or directly via group accounts, as well as individual commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products. In addition, the Retail segment also includes our contract with CMS to administer the LI-NET prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits, collectively our state-based contracts. The Group segment consists of employer group commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary insurance benefits, as well as administrative services only, or ASO products. In addition, our Group segment includes our health and wellness products (primarily marketed to employer groups) and military services business, primarily our TRICARE South Region contract. The Healthcare Services segment includes services offered to our health plan members as well as to third parties, including pharmacy solutions, provider services, home based services, and clinical programs, as well as services and capabilities to advance population health. We will continue to report under the category of Other Businesses those businesses which do not align with the reportable segments described above, primarily our closed-block long-term care insurance policies.
Our Healthcare Services intersegment revenues primarily relate to managing prescription drug coverage for members of our other segments through Humana Pharmacy Solutions®, or HPS, and includes the operations of Humana Pharmacy, Inc., our mail order pharmacy business. These revenues consist of the prescription price (ingredient cost plus dispensing fee), including the portion to be settled with the member (co-share) or with the government (subsidies), plus any associated administrative fees. Services revenues related to the distribution of prescriptions by third party retail pharmacies in our networks are recognized when the claim is processed and product revenues from dispensing prescriptions from our mail order pharmacies are recorded when the prescription or product is shipped. Our pharmacy operations, which are responsible for designing pharmacy benefits, including defining member co-share responsibilities, determining formulary listings, contracting with retail pharmacies, confirming member eligibility, reviewing drug utilization, and processing claims, act as a principal in the arrangement on behalf of members in our other segments. As principal, our Healthcare Services segment reports revenues on a gross basis including co-share amounts from members collected by third party retail pharmacies at the point of service.
In addition, our Healthcare Services intersegment revenues include revenues earned by certain owned providers derived from risk-based and non risk-based managed care agreements with our health plans. Under risk based agreements, the provider receives a monthly capitated fee that varies depending on the demographics and health status of the member, for each member assigned to these owned providers by our health plans. The owned provider assumes the economic risk of funding the assigned members’ healthcare services. Under non risk-based agreements, our health plans retain the economic risk of funding the assigned members' healthcare services. Our Healthcare Services segment reports provider services revenues associated with risk-based agreements on a gross basis, whereby capitation fee

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

revenue is recognized in the period in which the assigned members are entitled to receive healthcare services. Provider services revenues associated with non risk-based agreements are presented net of associated healthcare costs.
We present our consolidated results of operations from the perspective of the health plans. As a result, the cost of providing benefits to our members, whether provided via a third party provider or internally through a stand-alone subsidiary, is classified as benefits expense and excludes the portion of the cost for which the health plans do not bear responsibility, including member co-share amounts and government subsidies of $12.3 billion in 2015, $9.7 billion in 2014, and $7.3 billion in 2013. In addition, depreciation and amortization expense associated with certain businesses in our Healthcare Services segment delivering benefits to our members, primarily associated with our provider services and pharmacy operations, are included with benefits expense. The amount of this expense was $92 million in 2015, $116 million in 2014, and $93 million in 2013.
Other than those described previously, the accounting policies of each segment are the same and are described in Note 2. Transactions between reportable segments primarily consist of sales of services rendered by our Healthcare Services segment, primarily pharmacy, provider, and home based services as well as clinical programs, to our Retail and Group customers. Intersegment sales and expenses are recorded at fair value and eliminated in consolidation. Members served by our segments often use the same provider networks, enabling us in some instances to obtain more favorable contract terms with providers. Our segments also share indirect costs and assets. As a result, the profitability of each segment is interdependent. We allocate most operating expenses to our segments. Assets and certain corporate income and expenses are not allocated to the segments, including the portion of investment income not supporting segment operations, interest expense on corporate debt, and certain other corporate expenses. These items are managed at a corporate level. These corporate amounts are reported separately from our reportable segments and are included with intersegment eliminations in the tables presenting segment results below.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our segment results were as follows for the years ended December 31, 2015, 2014, and 2013:

	Retail	Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
	(in millions)
2015
Revenues—external customers
Premiums:
Individual Medicare Advantage	$29,526	$—	$—	$—	$—	$29,526
Group Medicare Advantage	5,588	—	—	—	—	5,588
Medicare stand-alone PDP	3,846	—	—	—	—	3,846
Total Medicare	38,960	—	—	—	—	38,960
Fully-insured	4,243	5,493	—	—	—	9,736
Specialty	261	1,055	—	—	—	1,316
Medicaid and other	2,341	21	—	35	—	2,397
Total premiums	45,805	6,569	—	35	—	52,409
Services revenue:
Provider	—	40	655	—	—	695
ASO and other	9	658	—	14	—	681
Pharmacy	—	—	30	—	—	30
Total services revenue	9	698	685	14	—	1,406
Total revenues—external customers	45,814	7,267	685	49	—	53,815
Intersegment revenues
Services	—	93	17,997	—	(18,090)	—
Products	—	—	4,923	—	(4,923)	—
Total intersegment revenues	—	93	22,920	—	(23,013)	—
Investment income	134	26	—	76	238	474
Total revenues	45,948	7,386	23,605	125	(22,775)	54,289
Operating expenses:
Benefits	39,708	5,266	—	87	(792)	44,269
Operating costs	5,118	1,769	22,481	14	(22,064)	7,318
Depreciation and amortization	192	93	143	—	(73)	355
Total operating expenses	45,018	7,128	22,624	101	(22,929)	51,942
Income from operations	930	258	981	24	154	2,347
Gain on sale of business	—	—	—	—	270	270
Interest expense	—	—	—	—	186	186
Income before income taxes	$930	$258	$981	$24	$238	$2,431
Premium and services revenues derived from our contracts with the federal government, as a percentage of our total premium and services revenues, was approximately 73% for 2015, compared to 73% for 2014, and 75% for 2013.
Benefits expense for the Retail segment for 2015 includes $176 million for a provision for probable future losses (premium deficiency) for individual commercial medical business compliant with the Health Care Reform Law for the 2016 coverage year as discussed more fully in Note 7.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Retail	Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
	(in millions)
2014
Revenues—external customers
Premiums:
Individual Medicare Advantage	$25,782	$—	$—	$—	$—	$25,782
Group Medicare Advantage	5,490	—	—	—	—	5,490
Medicare stand-alone PDP	3,404	—	—	—	—	3,404
Total Medicare	34,676	—	—	—	—	34,676
Fully-insured	3,265	5,339	—	—	—	8,604
Specialty	256	1,098	—	—	—	1,354
Medicaid and other	1,255	19	—	51	—	1,325
Total premiums	39,452	6,456	—	51	—	45,959
Services revenue:
Provider	—	23	1,254	—	—	1,277
ASO and other	39	740	—	9	—	788
Pharmacy	—	—	99	—	—	99
Total services revenue	39	763	1,353	9	—	2,164
Total revenues—external customers	39,491	7,219	1,353	60	—	48,123
Intersegment revenues
Services	—	78	15,098	—	(15,176)	—
Products	—	—	3,749	—	(3,749)	—
Total intersegment revenues	—	78	18,847	—	(18,925)	—
Investment income	97	23	—	60	197	377
Total revenues	39,588	7,320	20,200	120	(18,728)	48,500
Operating expenses:
Benefits	33,508	5,130	—	102	(574)	38,166
Operating costs	4,576	1,936	19,307	17	(18,197)	7,639
Depreciation and amortization	165	103	155	—	(90)	333
Total operating expenses	38,249	7,169	19,462	119	(18,861)	46,138
Income from operations	1,339	151	738	1	133	2,362
Interest expense	—	—	—	—	192	192
Income (loss) before income taxes	$1,339	$151	$738	$1	$(59)	$2,170

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Retail	Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
	(in millions)
2013
Revenues—external customers
Premiums:
Individual Medicare Advantage	$22,481	$—	$—	$—	$—	$22,481
Group Medicare Advantage	4,710	—	—	—	—	4,710
Medicare stand-alone PDP	3,033	—	—	—	—	3,033
Total Medicare	30,224	—	—	—	—	30,224
Fully-insured	1,160	5,117	—	—	—	6,277
Specialty	210	1,095	—	—	—	1,305
Medicaid and other	328	25	—	670	—	1,023
Total premiums	31,922	6,237	—	670	—	38,829
Services revenue:
Provider	—	21	1,291	—	—	1,312
ASO and other	18	714	—	6	—	738
Pharmacy	—	—	59	—	—	59
Total services revenue	18	735	1,350	6	—	2,109
Total revenues—external customers	31,940	6,972	1,350	676	—	40,938
Intersegment revenues
Services	—	51	11,890	—	(11,941)	—
Products	—	—	2,803	—	(2,803)	—
Total intersegment revenues	—	51	14,693	—	(14,744)	—
Investment income	92	24	—	59	200	375
Total revenues	32,032	7,047	16,043	735	(14,544)	41,313
Operating expenses:
Benefits	27,164	4,847	—	962	(409)	32,564
Operating costs	3,232	1,860	15,372	56	(14,165)	6,355
Depreciation and amortization	146	100	151	6	(70)	333
Total operating expenses	30,542	6,807	15,523	1,024	(14,644)	39,252
Income (loss) from operations	1,490	240	520	(289)	100	2,061
Interest expense	—	—	—	—	140	140
Income (loss) before income taxes	$1,490	$240	$520	$(289)	$(40)	$1,921
Benefits expense for Other Businesses for 2013 includes $243 million for reserve strengthening associated with our closed block of long-term care insurance policies as discussed more fully in Note 18.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. EXPENSES ASSOCIATED WITH LONG-DURATION INSURANCE PRODUCTS
Premiums associated with our long-duration insurance products accounted for approximately 1% of our consolidated premiums and services revenue for the year ended December 31, 2015. We use long-duration accounting for products such as long-term care, life insurance, annuities, and certain health and other supplemental policies sold to individuals because they are expected to remain in force for an extended period beyond one year and because premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. As a result, we defer policy acquisition costs, primarily consisting of commissions, and amortize them over the estimated life of the policies in proportion to premiums earned.
In addition, we establish reserves for future policy benefits in recognition of the fact that some of the premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. At policy issuance, these reserves are recognized on a net level premium method based on premium rate increase, interest rate, mortality, morbidity, persistency (the percentage of policies remaining in-force), and maintenance expense assumptions. The assumptions used to determine the liability for future policy benefits are established and locked in at the time each contract is issued and only change if our expected future experience deteriorates to the point that the level of the liability, together with the present value of future gross premiums, are not adequate to provide for future expected policy benefits and maintenance costs (i.e. the loss recognition date). As discussed in Note 2, beginning in 2014, health policies sold to individuals that conform to the Health Care Reform Law are accounted for under a short-duration model because premiums received in the current year are intended to pay anticipated benefits in that year.
The table below presents deferred acquisition costs and future policy benefits payable associated with our long-duration insurance products for the years ended December 31, 2015 and 2014.

	2015		2014
	Deferred acquisition costs	Future policy benefits payable	Deferred acquisition costs	Future policy benefits payable
	(in millions)
Other long-term assets	$135	$—	$167	$—
Trade accounts payable and accrued expenses	—	(64)	—	(68)
Long-term liabilities	—	(2,151)	—	(2,349)
Total asset (liability)	$135	$(2,215)	$167	$(2,417)
In addition, future policy benefits payable include amounts of $205 million at December 31, 2015 and $210 million at December 31, 2014 which are subject to 100% coinsurance agreements as more fully described in Note 19.
In 2015, we recorded a net reduction in benefits expense of $80 million associated with future policy benefits primarily due to the release of reserves as individual commercial medical members transitioned to plans compliant with the Health Care Reform Law. Benefits expense associated with future policy benefits payable was $32 million in 2014 and $354 million in 2013. Benefits expense for 2013 included net charges of $243 million associated with our closed block of long-term care insurance policies discussed further below. Amortization of deferred acquisition costs included in operating costs was $63 million in 2015, $39 million in 2014, and $55 million in 2013. The increase in amortization in 2015 primarily reflects the effect of existing previously underwritten members transitioning to policies compliant with the Health Care Reform Law with us and other carriers.
Future policy benefits payable include $1.5 billion at December 31, 2015 and 2014 associated with a non-strategic closed block of long-term care insurance policies acquired in connection with the 2007 acquisition of KMG. Future policy benefits payable includes amounts charged to accumulated other comprehensive income for an additional liability that would exist on our closed-block of long-term care insurance policies if unrealized gains on the sale of the investments backing such products had been realized and the proceeds reinvested at then current yields. There was no additional liability at December 31, 2015 and $123 million of additional liability at December 31, 2014. Amounts charged to accumulated other comprehensive income are net of applicable deferred taxes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-term care insurance policies provide nursing home and home health coverage for which premiums are collected many years in advance of benefits paid, if any. Therefore, our actual claims experience will emerge many years after assumptions have been established. The risk of a deviation of the actual premium rate increase, interest, morbidity, mortality, persistency, and maintenance expense assumptions from those assumed in our reserves are particularly significant to our closed block of long-term care insurance policies. We monitor the loss experience of these long-term care insurance policies and, when necessary, apply for premium rate increases through a regulatory filing and approval process in the jurisdictions in which such products were sold. To the extent premium rate increases, interest rates, and/or loss experience vary from our loss recognition date assumptions, material future adjustments to reserves could be required.
During 2013, we recorded a loss for a premium deficiency. The premium deficiency was based on current and anticipated experience that had deteriorated from our locked-in assumptions from the previous December 31, 2010 loss recognition date, particularly as they related to emerging experience due to an increase in life expectancies and utilization of home health care services. Based on this deterioration, and combined with lower interest rates, we determined that our existing future policy benefits payable, together with the present value of future gross premiums, associated with our closed block of long-term care insurance policies were not adequate to provide for future policy benefits and maintenance costs under these policies; therefore we unlocked and modified our assumptions based on current expectations. Accordingly, during 2013 we recorded $243 million of additional benefits expense, with a corresponding increase in future policy benefits payable of $350 million partially offset by a related reinsurance recoverable of $107 million included in other long-term assets.
Deferred acquisition costs included $26 million and $59 million associated with our individual commercial medical policies at December 31, 2015 and December 31, 2014, respectively. Future policy benefits payable associated with our individual commercial medical policies were $180 million at December 31, 2015 and $297 million at December 31, 2014. The decline in deferred acquisition costs and future policy benefits payable primarily reflects the effect of existing previously underwritten members transitioning to policies compliant with the Health Care Reform Law with us and other carriers.
19. REINSURANCE
Certain blocks of insurance assumed in acquisitions, primarily life, long-term care, and annuities in run-off status, are subject to reinsurance where some or all of the underwriting risk related to these policies has been ceded to a third party. In addition, a large portion of our reinsurance takes the form of 100% coinsurance agreements where, in addition to all of the underwriting risk, all administrative responsibilities, including premium collections and claim payment, have also been ceded to a third party. We acquired these policies and related reinsurance agreements with the purchase of stock of companies in which the policies were originally written. We acquired these companies for business reasons unrelated to these particular policies, including the companies’ other products and licenses necessary to fulfill strategic plans.
A reinsurance agreement between two entities transfers the underwriting risk of policyholder liabilities to a reinsurer while the primary insurer retains the contractual relationship with the ultimate insured. As such, these reinsurance agreements do not completely relieve us of our potential liability to the ultimate insured. However, given the transfer of underwriting risk, our potential liability is limited to the credit exposure which exists should the reinsurer be unable to meet its obligations assumed under these reinsurance agreements.
Reinsurance recoverables represent the portion of future policy benefits payable and benefits payable that are covered by reinsurance. Amounts recoverable from reinsurers are estimated in a manner consistent with the methods used to determine future policy benefits payable as detailed in Note 2. Excluding reinsurance associated with the Health Care Reform Law discussed in Note 2, reinsurance recoverables, included in other current and long-term assets, were $668 million at December 31, 2015 and $646 million at December 31, 2014. The percentage of these reinsurance recoverables resulting from 100% coinsurance agreements was approximately 43% at December 31, 2015 and approximately 45% at December 31, 2014. Premiums ceded were $821 million in 2015, $357 million in 2014 and $33 million in 2013. Benefits ceded were $666 million in 2015, $272 million in 2014, and $70 million in 2013. Ceded premium and benefits reflect a July 1, 2014 amendment ceding all risk under a Medicaid contract to a third party reinsurer.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We evaluate the financial condition of these reinsurers on a regular basis. These reinsurers are well-known and well-established, as evidenced by the strong financial ratings at December 31, 2015 presented below:

Reinsurer	Total Recoverable	A.M. Best Rating at December 31, 2015
	(in millions)
Protective Life Insurance Company	$184	A+ (superior)
Munich American Reassurance Company	155	A+ (superior
Employers Reassurance Corporation	91	A- (excellent)
General Re Life Corporation	90	A++ (superior)
All others	148	A+ to B++ (superior to good)
	$668
The all other category represents 18 reinsurers with individual balances less than $85 million. Three of these reinsurers with recoverables of $104 million are subject to trust or funds withheld accounts, requiring amounts at least equal to the total recoverable from each of these reinsurers.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Humana Inc.:

In our opinion, the consolidated balance sheets and the related consolidated statements of income, of comprehensive income, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Humana Inc. and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules appearing under Item 15(a)(2) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Louisville, Kentucky
February 18, 2016

ITEM 9A. CONTROLS AND PROCEDURES
Management’s Responsibility for Financial Statements and Other Information
We are responsible for the preparation and integrity of the consolidated financial statements appearing in our Annual Report. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States and include amounts based on our estimates and judgments. All other financial information in this report has been presented on a basis consistent with the information included in the financial statements.
Our control environment is the foundation for our system of internal control over financial reporting and is embodied in our Code of Ethics and Business Conduct, which we currently refer to as the Humana Inc. Ethics Every Day. It sets the tone of our organization and includes factors such as integrity and ethical values. Our internal control over financial reporting is supported by formal policies and procedures which are reviewed, modified and improved as changes occur in business conditions and operations.
The Audit Committee of the Board of Directors, which is composed solely of independent outside directors, meets periodically with members of management, the internal auditors and our independent registered public accounting firm to review and discuss internal controls over financial reporting and accounting and financial reporting matters. Our independent registered public accounting firm and internal auditors report to the Audit Committee and accordingly have full and free access to the Audit Committee at any time.
Evaluation of Disclosure Controls and Procedures
We have established disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to members of senior management and the Board of Directors.
Based on our evaluation as of December 31, 2015, we as the principal executive officer and the principal financial officer and the principal accounting officer of the Company have concluded that the Company’s disclosure controls and procedures (as defined in the Securities Exchange Act of 1934) are effective to ensure that the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported as specified in Securities and Exchange Commission rules and forms.
Management’s Report on Internal Control Over Financial Reporting
We are responsible for establishing and maintaining effective internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate or that the degree of compliance with the policies or procedures may deteriorate.
We assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework (2013). Based on our assessment, we determined that, as of December 31, 2015, the Company’s internal control over financial reporting was effective based on those criteria.
The effectiveness of our internal control over financial reporting as of December 31, 2015 has been audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm, who also audited the Company’s consolidated financial statements included in our Annual Report on Form 10-K, as stated in their report which appears on page 52.

Changes in Internal Control over Financial Reporting
There have been no changes in the Company’s internal control over financial reporting during the quarter ended December 31, 2015 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.
Bruce D. Broussard
President and Chief Executive Officer (Principal Executive Officer)
Brian A. Kane
Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Cynthia H. Zipperle
Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES
(a) 2. Consolidated Financial Statement Schedules

Humana Inc.
SCHEDULE I—PARENT COMPANY FINANCIAL INFORMATION
CONDENSED BALANCE SHEETS

	December 31,
	2015	2014
	(in millions, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,389	$1,211
Investment securities	256	201
Receivable from operating subsidiaries	1,124	873
Other current assets	224	180
Total current assets	2,993	2,465
Property and equipment, net	1,011	885
Investments in subsidiaries	14,276	13,983
Other long-term assets	437	114
Total assets	$18,717	$17,447
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Payable to operating subsidiaries	$3,322	$3,130
Current portion of notes payable to operating subsidiaries	28	28
Book overdraft	38	54
Short-term borrowings	299	—
Other current liabilities	572	562
Total current liabilities	4,259	3,774
Long-term debt	3,821	3,825
Notes payable to operating subsidiaries	9	9
Other long-term liabilities	282	193
Total liabilities	8,371	7,801
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,372,059 shares issued at December 31, 2015 and 197,951,551 shares issued at December 31, 2014	33	33
Capital in excess of par value	2,530	2,330
Retained earnings	11,017	9,916
Accumulated other comprehensive income	58	223
Treasury stock, at cost, 50,084,043 shares at December 31, 2015 and 48,347,541 shares at December 31, 2014	(3,292)	(2,856)
Total stockholders’ equity	10,346	9,646
Total liabilities and stockholders’ equity	$18,717	$17,447

See accompanying notes to the parent company financial statements.

Humana Inc.
SCHEDULE I—PARENT COMPANY FINANCIAL INFORMATION
CONDENSED STATEMENTS OF INCOME

	For the year ended December 31,
	2015	2014	2013
	(in millions)
Revenues:
Management fees charged to operating subsidiaries	$1,469	$1,509	$1,370
Investment and other income, net	5	4	3
	1,474	1,513	1,373
Expenses:
Operating costs	1,370	1,434	1,366
Depreciation	252	212	193
Interest	186	192	141
	1,808	1,838	1,700
Loss before gain on sale of business, income taxes and equity in net earnings of subsidiaries	(334)	(325)	(327)
Gain on sale of business	270	—	—
Loss before income taxes and equity in net earnings of subsidiaries	(64)	(325)	(327)
Benefit for income taxes	(70)	(81)	(107)
Income (loss) before equity in net earnings of subsidiaries	6	(244)	(220)
Equity in net earnings of subsidiaries	1,270	1,391	1,451
Net income	$1,276	$1,147	$1,231

See accompanying notes to the parent company financial statements.

Humana Inc.
SCHEDULE I—PARENT COMPANY FINANCIAL INFORMATION
CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	For the year ended December 31,
	2015	2014	2013
	(in millions)
Net income	$1,276	$1,147	$1,231
Other comprehensive (loss) income:
Change in gross unrealized investment gains/losses	(114)	122	(338)
Effect of income taxes	42	(44)	124
Total change in unrealized investment gains/losses, net of tax	(72)	78	(214)
Reclassification adjustment for net realized gains included in investment income	(146)	(20)	(22)
Effect of income taxes	53	7	8
Total reclassification adjustment, net of tax	(93)	(13)	(14)
Other comprehensive (loss) income, net of tax	(165)	65	(228)
Comprehensive income	$1,111	$1,212	$1,003
See accompanying notes to the parent company financial statements.

Humana Inc.
SCHEDULE I—PARENT COMPANY FINANCIAL INFORMATION
CONDENSED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2015	2014	2013
	(in millions)
Net cash provided by operating activities	$953	$1,499	$1,554
Cash flows from investing activities:
Proceeds from sale of business	1,055	—	—
Acquisitions	—	—	—
Capital contributions to operating subsidiaries	(833)	(442)	(521)
Purchases of investment securities	(507)	(629)	(320)
Proceeds from sale of investment securities	18	606	35
Maturities of investment securities	108	149	104
Purchases of property and equipment, net	(378)	(380)	(223)
Net cash used in investing activities	(537)	(696)	(925)
Cash flows from financing activities:
Proceeds from issuance of senior notes, net	—	1,733	—
Proceeds from issuance of commercial paper, net	298	—	—
Repayment of long-term debt	—	(500)	—
Change in book overdraft	(16)	(5)	7
Common stock repurchases	(385)	(872)	(531)
Dividends paid	(172)	(172)	(168)
Tax benefit from stock-based compensation	15	12	8
Proceeds from stock option exercises and other	22	51	65
Net cash (used in) provided by financing activities	(238)	247	(619)
Increase in cash and cash equivalents	178	1,050	10
Cash and cash equivalents at beginning of year	1,211	161	151
Cash and cash equivalents at end of year	$1,389	$1,211	$161
See accompanying notes to the parent company financial statements.

Humana Inc.
SCHEDULE I—PARENT COMPANY FINANCIAL INFORMATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION
Parent company financial information has been derived from our consolidated financial statements and excludes the accounts of all operating subsidiaries. This information should be read in conjunction with our consolidated financial statements.
Related Party
Refer to Note 2 of the notes to consolidated financial statements in this Annual Report on Form 10-K for a description of our related party transactions. A related party note receivable in the amount of $284 million is included with other long-term assets in our condensed balance sheet at December 31, 2015 and with purchases of investment securities in our condensed statement of cash flows. The related interest income is included in investment income in our consolidated statement of income.
2. TRANSACTIONS WITH SUBSIDIARIES
Management Fee
Through intercompany service agreements approved, if required, by state regulatory authorities, Humana Inc., our parent company, charges a management fee for reimbursement of certain centralized services provided to its subsidiaries including information systems, disbursement, investment and cash administration, marketing, legal, finance, and medical and executive management oversight.
Dividends
Cash dividends received from subsidiaries and included as a component of net cash provided by operating activities were $493 million in 2015, $927 million in 2014, and $967 million in 2013. Subsidiary dividends in 2015 reflect the impact of losses for our individual commercial medical business compliant with the Health Care Reform Law and the November 5, 2015 revised statutory accounting guidance requiring the exclusion of risk corridor receivables from related statutory surplus discussed in Note 3 below.
Guarantee
Through indemnity agreements approved by state regulatory authorities, certain of our regulated subsidiaries generally are guaranteed by our parent company in the event of insolvency for: (1) member coverage for which premium payment has been made prior to insolvency; (2) benefits for members then hospitalized until discharged; and (3) payment to providers for services rendered prior to insolvency. Our parent has also guaranteed the obligations of our military services subsidiaries.
Notes Receivables from Operating Subsidiaries
We funded certain subsidiaries with surplus note agreements. These notes are generally non-interest bearing and may not be entered into or repaid without the prior approval of the applicable Departments of Insurance or other state regulatory authorities.
Notes Payable to Operating Subsidiaries
We borrowed funds from certain subsidiaries with notes generally collateralized by real estate. These notes, which have various payment and maturity terms, bear interest ranging from 1.51% to 6.65% and are payable in 2016 and 2019. We recorded interest expense of $1 million related to these notes for each of the years ended December 31, 2015, 2014 and 2013.

Humana Inc.
SCHEDULE I—PARENT COMPANY FINANCIAL INFORMATION
NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

3. REGULATORY REQUIREMENTS
Certain of our insurance subsidiaries operate in states that regulate the payment of dividends, loans, or other cash transfers to Humana Inc., our parent company, and require minimum levels of equity as well as limit investments to approved securities. The amount of dividends that may be paid to Humana Inc. by these insurance subsidiaries, without prior approval by state regulatory authorities, or ordinary dividends, is limited based on the entity’s level of statutory income and statutory capital and surplus. In most states, prior notification is provided before paying a dividend even if approval is not required.
Although minimum required levels of equity are largely based on premium volume, product mix, and the quality of assets held, minimum requirements vary significantly at the state level. Our state regulated insurances subsidiaries had aggregate statutory capital and surplus of approximately $6.6 billion and $6.0 billion as of December 31, 2015 and 2014, respectively, which exceeded aggregate minimum regulatory requirements of $4.6 billion and $4.1 billion, respectively. Subsidiary dividends are subject to state regulatory approval, the amount and timing of which could be reduced or delayed. Excluding Puerto Rico subsidiaries, the amount of ordinary dividends that may be paid to our parent company in 2016 is approximately $900 million in the aggregate. This compares to dividends that were paid to our parent company in 2015 of approximately $493 million. Actual dividends paid may vary due to consideration of excess statutory capital and surplus and expected future surplus requirements related to, for example, premium volume and product mix.
On November 5, 2015, the National Association of Insurance Commissioners, or NAIC, issued statutory accounting guidance for receivables associated with the risk corridor provisions under the Health Care Reform Law, which requires the receivables to be excluded from subsidiary surplus. This accounting guidance required additional capital contributions into certain subsidiaries during 2015.
Certain regulated subsidiaries recognized premium deficiency reserves for our individual commercial medical policies compliant with the Health Care Reform Law for the 2016 coverage year in the fourth quarter of 2015. Further, the statutory-based premium deficiency excludes the estimated benefit associated with the risk corridor provisions as a reduction in subsidiary surplus in accordance with the previously discussed November 5, 2015 statutory accounting guidance requiring the exclusion of risk corridor amounts from subsidiary surplus. As a result of the statutory-based premium deficiency, we will fund capital contributions into certain regulated subsidiaries of $450 million during the first quarter of 2016.
Our use of operating cash flows derived from our non-insurance subsidiaries, such as in our Healthcare Services segment, is generally not restricted by state departments of insurance (or comparable state regulators).
4. ACQUISITIONS AND DIVESTITURES
Refer to Note 3 of the notes to consolidated financial statements in this Annual Report on Form 10-K for a description of certain acquisitions and divestitures. On June 1, 2015, we completed the sale of our wholly owned subsidiary, Concentra Inc. During 2015, 2014 and 2013, we funded certain non-regulated subsidiary acquisitions, including the acquisition of American Eldercare Inc., with contributions from Humana Inc., our parent company, included in capital contributions in the condensed statement of cash flows.
5. INCOME TAXES
Refer to Note 11 of the notes to consolidated financial statements included in this Annual Report on Form 10-K for a description of income taxes.
6. DEBT
Refer to Note 12 of the notes to consolidated financial statements included in this Annual Report on Form 10-K for a description of debt.
7. STOCKHOLDER’S EQUITY
Refer to Note 15 of the notes to consolidated financial statements included in this Annual Report on Form 10-K for a description of stockholders’ equity, including stock repurchases and stockholder dividends.

Humana Inc.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2015, 2014, and 2013
(in millions)

			Additions
	Balance at Beginning of Period	Acquired/(Disposed) Balances	Charged (Credited) to Costs and Expenses	Charged to Other Accounts (1)	Deductions or Write-offs	Balance at End of Period
Allowance for loss on receivables:
2015	$137	$(39)	$61	$(7)	$(51)	$101
2014	118	—	32	28	(41)	137
2013	94	—	37	18	(31)	118
Deferred tax asset valuation allowance:
2015	(48)	—	6	—	—	(42)
2014	(28)	—	(20)	—	—	(48)
2013	(28)	—	—	—	—	(28)

(1)
Represents changes in retroactive membership adjustments to premiums revenue and contractual allowances adjustments to services revenue as more fully described in Note 2 to the consolidated financial statements included in this annual report on Form 10-K.